Exhibit 10.21

Execution Version

DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of July 17, 2025 (the “Effective Date”) by and between GLP Capital, L.P., a Pennsylvania limited partnership (“Owner”), and Bally’s Chicago Operating Company, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Developer” and, together with Owner, each a “Party” and, collectively, the “Parties”).

RECITALS

A.            Owner and Developer are parties to that certain Lease, dated as of the date hereof (as amended, restated, modified, and/or supplemented in accordance with its terms, the “Lease”), pursuant to which Owner leases to Developer certain Leased Property (as defined in the Lease) located in Chicago, Illinois.

B.            Developer wishes to construct certain new improvements on the Property and Owner wishes to commit to fund certain costs incurred to construct such new improvements, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Definitions. Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 1 hereof or, if not defined in this Section 1, are defined in the Lease. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Section 1 have the meanings assigned to them in this Section and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Agreement; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (vi) all Exhibits, Schedules and other attachments annexed to the body of this Agreement are hereby deemed to be incorporated into and made an integral part of this Lease; and (vii) the word “or” is not exclusive.

“Advance” shall mean any advance of Owner’s Commitment by Owner to Developer pursuant to this Agreement.

“Affiliate” shall mean with respect to any corporation, limited liability company, or partnership, any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company or partnership. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Architect” shall mean HKS, Inc., together with any successor, replacement or additional architect for the Project engaged by (or on behalf of) Developer and approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed).

“Budget” shall mean the most recent budget for the development, construction, Completion and Opening of the Project that has been approved by Owner, such approval not to be unreasonably withheld, conditioned or delayed, as revised from time to time to reflect modifications permitted pursuant to Section 2.5, Permitted Change Orders, and other Change Orders which are approved by Owner in writing (such approval not to be unreasonably withheld, conditioned or delayed), and which shall, among other things, specify whether each item identified therein constitutes a hard cost or soft cost.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which federal government offices in New York, New York, Wyomissing, Pennsylvania or Chicago, Illinois are closed or any day on which banking institutions located in New York, New York, Wyomissing, Pennsylvania or Chicago, Illinois are required or authorized by law or executive order to close.

“Casualty” shall mean any casualty, damage, destruction or injury, by fire or otherwise, to all or any portion of the Property.

“Casualty Amount” shall have the meaning set forth in Section 2.7(b).

“Change Order” shall mean any amendment, supplement, change or other modification (of whatever nature or form) to (1) the Plans and Specifications, (2) the Budget or (3) any Construction Agreement.

“Collateral” shall mean, collectively, all of Developer’s right, title and interest in and to the General Contractor Agreement, each Construction Agreement, the Construction Permits and each of the other Contracts, Licenses and Permits.

“Commitment Cap” shall mean $940,000,000.00, as such amount may be increased up to the Final Total Hard Cost Amount if so elected by Owner.

“Complete” and “Completion” shall mean (i) the completion of construction of all New Improvements that comprise the Project (including all “punch list items”, and any warranty work then outstanding at the time of final sign-off of the punch list items) in a good and workmanlike manner, on a lien-free basis, free from known defect, in accordance with all applicable Requirements in all material respects, (ii) the issuance of all Permits required for the operation of the Project for its Primary Intended Use (as defined in the Lease), (iii) delivery to Owner of the Completion Evidence (or the delivery thereof has been waived by Owner in writing), (iv) satisfaction of all construction and completion obligations set forth in any Project Agreements and/or Permits and (v) satisfaction of the conditions set forth in Section 3.3(b). For the avoidance of doubt, to the extent the Project is pursued in a series of phases, the term “Completion” shall refer to the Completion of all such phases.

“Completion Evidence” shall mean: (i) a certificate in a form reasonably satisfactory to Owner and addressed to Owner from the Architect certifying to the final completion of the Project in accordance with the Plans and Specifications then in effect, including all “punch list items”; (ii) copies of all Permits required for the operation of the Project for its Primary Intended Use, all in full force and effect and beyond any applicable notice or objection period and, solely as to any Gaming Approvals, subject to such reasonable and customary conditions as are common in the Gaming industry; (iii) complete “as-built” plans and specifications for the Project’s New Improvements certified as accurate by the Architect who supervised such work, and copies of all certificates of occupancy for each portion of the Project requiring such a certificate to be issued to the extent required by Legal Requirements; (iv) an ALTA “as-built” survey in a form reasonably acceptable and certified to Owner; and (v) such other evidence of completion (including, without limitation, lien waivers) as reasonably requested by, and reasonably satisfactory to, Owner.

“Construction Agreement” shall mean, individually and/or collectively, as the context may require, any contract between Developer, an Affiliate of Developer, Architect, Engineer or General Contractor, on the one hand, and any other Work Provider, on the other hand, including, without limitation, each agreement with any Architect, Engineer or other Design Professional, the General Contractor Agreement and any other Trade Contract.

“Construction Consultant” shall mean Cummings Group.

“Construction Consultant Certificate” shall mean a certificate or report of Construction Consultant based upon a site observation of the Project made by Construction Consultant not more than twenty (20) days prior to the date of the applicable Advance, in which Construction Consultant shall in substance (and, in each case, in its reasonable opinion) (i) verify that the portion of the New Improvements completed as of the date of such site observation have been completed in all material respects in accordance with all Legal Requirements and the Plans and Specifications; (ii) state its estimate of (1) the percentages of the construction of the New Improvements completed as of the date of such site observation on the basis of work in place as part of the New Improvements and the Budget, (2) the hard costs actually incurred for work in place as part of the New Improvements as of the date of such site observation, and (3) the sum necessary to complete construction of the New Improvements in accordance with the Plans and Specifications; (iii) state that each Milestone can be achieved on or before the applicable Milestone Date (taking into account Construction Consultant’s determination of actual or potential accelerated progress that may be achieved by Developer thereafter); and (iv) state that in its opinion there exists no Deficiency (or, if there exists any Deficiency, identify the other actions that Developer has taken in accordance with Section 2.4(c)).

“Construction Permits” shall mean, individually and/or collectively, as the context may require, all authorizations, consents and approvals, licenses and permits given or issued by Governmental Authorities which are required for the demolition of the Current Improvements and as required for the construction and development of the New Improvements in accordance with all Legal Requirements and the Plans and Specifications, and for the performance and observance of all obligations and agreements of Developer contained herein relating to the development and construction of the New Improvements.

“Construction Requirements” shall have the meaning set forth in Section 2.3.

“Construction Schedule” shall have the meaning set forth in Section 2.2(h).

“Contracts, Licenses and Permits” shall mean, collectively, all permits, licenses, franchises, compliances, certificates, consents and approvals (including, without limitation, all Gaming Approvals and approvals from Governmental Authorities), general intangibles, agreements and contracts (including, without limitation, all Construction Agreements, Project Agreements, contractor agreements, subcontractor agreements, service contracts), instruments, insurance policies, warranties, guaranties, indemnities, appraisals, engineering, environmental, soils, insurance and other reports and studies, tenant lists, books, records, correspondence, files and advertising materials, and other documents, now or hereafter obtained, produced or entered into, as the case may be, pertaining to the construction, use, occupancy, possession, management, maintenance, ownership, or otherwise in respect of the Project and/or the Property.

“Cost Savings” shall mean, so long as the specific work that is the subject of a Line Item shall be verified by Owner to have been satisfied without the expenditure of the entire amount allocated in the Budget to such Line Item, the difference (if positive) between the amount of such Line Item in the Budget and the amount so expended for such Line Item as demonstrated to the reasonable satisfaction of Owner.

“Costs” shall mean all direct and indirect costs and expenses of designing, inspecting, remediating, renovating, constructing and developing the Project to Completion (including all hard costs and soft costs) and Opening.

“Current Improvements” shall mean all improvements, buildings, structures, and fixtures currently located on or affixed to the Property as of the date hereof.

“Default” shall have the meaning set forth in Section 3.3(a)(14).

“Deficiency” shall mean, at any given time (whether prior to the Initial Advance or at any time thereafter), and from time to time, the amount by which (i) the sum of the following, without duplication, (A) the balance of the Owner’s Commitment yet to be advanced by Owner pursuant to this Agreement, in each case only to the extent that there are remaining Costs to which such unadvanced amounts are permitted to be applied pursuant to this Agreement, plus (B) Developer’s Funds, is less than (ii) the Estimated Cost of Construction.

“Definitive Document Event of Default” shall mean the occurrence of any breach or default by Developer under any of the Definitive Documents after the expiration of any applicable cure period.

“Definitive Document Parties” shall mean, collectively, Bally’s KC, Shreveport Contributor, Bally’s Management, Bally’s Corporation, Lincoln Contributor, Tiverton Contributor and Biloxi Contributor.

“Definitive Documents” shall mean, collectively, and as each of the following may be amended, restated, modified, and/or supplemented from time to time, (i) this Agreement, (ii) the Lease, (iii) that certain Contribution Agreement, dated as of December 16, 2024, by and among Bally’s Kansas City, LLC, a Missouri limited liability company (“Bally’s KC”), Premier Entertainment Shreveport, LLC, a Louisiana limited liability company (“Shreveport Contributor”), Bally’s Management Group, LLC, a Delaware limited liability company (“Bally’s Management”), Bally’s Corporation and Owner, and (iv) that certain Contribution Agreement, dated as of September 6, 2022, by and among UTGR, LLC, a Delaware limited liability (f/k/a UTGR, Inc., a Delaware corporation) (“Lincoln Contributor”), Twin River-Tiverton, LLC, a Delaware limited liability company (“Tiverton Contributor”), Premier Entertainment Biloxi LLC, a Delaware limited liability company (“Biloxi Contributor”), Bally’s Management, Bally’s Corporation and Owner, as amended by that certain First Amendment to Contribution Agreement, dated as of December 23, 2022, as further amended by that certain Second Amendment to Contribution Agreement, dated as of May 13, 2023, and as further amended by that certain Third Amendment to Contribution Agreement, dated as of December 16, 2024.

“Design Professionals” shall mean, individually and/or collectively, as the context may require, all architects, engineers, consultants and similar professionals engaged by or on behalf of Developer, any Affiliate of Developer, Architect, Engineer or General Contractor in connection with the design of the Project, including without limitation, each Architect and each Engineer.

“Determination Period” shall have the meaning set forth in Section 5.2.

“Developer” shall have the meaning set forth in the preamble hereto.

“Developer Default” shall have the meaning set forth in Section 6.1.

“Developer Parent” shall mean Tenant’s Parent (as defined in the Lease).

“Developer Party” shall mean Developer, each Guarantor, and Developer Parent.

“Developer’s Funds” shall mean all cash, cash equivalents and other amounts to which Developer has unrestricted access and which may be applied to pay Costs to Complete the Project, all as reasonably confirmed by Owner, and which, without limitation, may include (i) cash and cash equivalents on hand of Developer, (ii) anticipated funds from the expected IPO, and (iii) availability under Developer Parent’s revolving credit facility which, at the time of determination, may be applied to the Project in compliance with such revolving credit facility, in each case as reasonably confirmed by Owner.

“Development Firm” shall have the meaning set forth in Section 5.4.

“Development Period Rent” shall mean an amount, calculated as of the last day of each calendar month and paid in arrears on the immediately succeeding date on which Rent (as defined in the Lease) is due and payable pursuant to the Lease, which is the product of (i) the arithmetic average of the total outstanding amount of Project Funding that has been advanced by Owner to Developer as of each day of such calendar month, multiplied by (ii) the actual number of days elapsed in such calendar month divided by 365 or 366, as applicable, multiplied by (iii) 8.50%.

“Draw Request” shall have the meaning set forth in Section 3.2.

“Early Works Agreements” shall mean, collectively, that certain (i) Early Works Agreement dated as of July 12, 2023, by and between Developer and Chicago Community Builders Collective, (ii) Early Works Agreement dated as of May 28, 2024 by and between Developer and Chicago Community Builders Collective, (iii) Early Works Agreement dated April 19, 2024 by and between Developer and the Chicago Community Builders Collective, and (iv) Early Works Agreement dated August 5, 2024 by and between Developer and the Chicago Community Builders Collective, together with any amendments, modifications, supplements, change orders or change directives thereto.

“Embargoed Person” shall have the meaning set forth in Exhibit D.

“Engineer” shall mean each of Magnusson Klemencic Associates, V3 Companies, GEI Consultants, Globetrotters Engineering Corporation, IMEG Corporation and ECS Midwest, together with any successor or additional engineers engaged by (or on behalf of) Developer to perform any civil, structural, mechanical, electrical and/or soil engineering services with respect to all or any portion of the Project and approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed).

“Environmental Condition” shall mean any condition with respect to soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium on, at or under any portion of the Property, that could or does result in any Losses relating to Hazardous Substances under Environmental Laws to or against Developer or Owner, including, without limitation, any such condition resulting from construction of the Project and/or any activity or operation formerly conducted by any Person on or off any portion of the Property.

“Environmental Laws” shall mean any and all applicable federal, state, county, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, codes, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including, without limitation, (i) the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, (ii) greenhouse gas, carbon energy, utility (including, gas, oil and water) or other environmental emissions, releases, discharges, usage limits or the like that are applicable to the Leased Property, and (iii) the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

“Environmental Liability” shall mean any and all liabilities (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to requests for information or documents, clean-up, corrective action or remediation fees or costs), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or Governmental Authority, under, pursuant to or relating to any Environmental Law, or arising from or relating to Environmental Conditions relating to the Property.

“Estimated Cost of Construction” shall mean, at any given time (whether prior to the Initial Advance or at any time thereafter), and from time to time, with respect to all Line Items in the Budget and in the aggregate, a good faith estimate made from time to time by Developer (and verified by Owner, in consultation with its Construction Consultant) of the actual remaining sum which will be required (x) to cause Completion and to pay all unpaid Costs in connection therewith, in each case, through the Opening Date and (y) to pay all operating and carrying costs and Opening expenses of the Property through the Opening Date (which, for the avoidance of doubt shall include, without limitation, real estate taxes and assessments, insurance premiums, charges imposed on the Property by state, local and federal authorities, entitlement costs and the costs of utilities, but which shall not include the cost of Development Period Rent due hereunder or other Rent due under the Lease. The Estimated Cost of Construction shall take into account all costs and expenses of construction that have been paid and which are to be paid by Developer hereunder, with such allowances for reserves and contingencies as Owner shall deem appropriate (but not greater than the required reserves and contingencies hereunder). For the avoidance of doubt, Estimated Cost of Construction shall not include debt financing costs not set forth in the Budget.

“Final Funding” shall have the meaning set forth in Section 5.5.

“Final Total Hard Cost Amount” shall have the meaning set forth in Section 5.4.

“Gaming” shall mean casino, racetrack, racing, racino, video lottery terminal or other gambling activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, pai gow poker, pari-mutuel wagering, lottery, online betting, sports wagering or other applicable types of wagering.

“Gaming Approvals” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued or required to be issued by any Gaming Authority necessary for or relating to the execution of and performance under this Agreement and/or the conduct of activities by any Party hereto or any of its affiliates, including, without limitation, the development, construction, and completion of the Project and the operation thereof.

“Gaming Authority” shall mean those federal, state, local and other governmental, regulatory, permitting, licensing and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of Gaming or similar activities or the sale of liquor and alcoholic beverages in the State of Illinois, and all state and local regulatory, permitting and licensing bodies with authority over Gaming and liquor in the State of Illinois and its political subdivisions.

“Gaming Equipment” shall mean any and all gaming devices, gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino (including, without limitation, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems, electronic betting systems, interactive gaming systems, inter-casino linked systems, on-line slot metering systems, and associated equipment), in each case, used or usable in the Gaming operations conducted at the Property.

“General Contractor” shall mean Chicago Community Builder’s Collective, and/or such other general contractor selected by Developer and approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed).

“General Contractor Agreement” shall mean (i) that certain Agreement Between Developer and Contractor, to be entered into between Developer and General Contractor, together with (a) any “GMP Amendment” contemplated under the General Contractor Agreement, if any, (b) any other documentation executed by and between Developer and General Contractor evidencing or relating to the guaranteed maximum price thereunder and (c) any guaranty of General Contractor’s obligations under the General Contractor Agreement provided by any Person, and (ii) any general contractor or other agreement which may be entered into by (or on behalf of) Developer for the Project with any successor or additional or other General Contractor to the extent approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed), as each of the foregoing in clauses (i) and (ii) may be amended, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Governmental Authority” shall mean any Gaming Authority or domestic, federal, territorial, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over the Property.

“Governmental Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Guarantor” shall mean each party that delivers a Joinder.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use of Hazardous Substances in, on, under, about or from the Property or any part thereof into the environment.

“Hazardous Substances” shall mean, collectively, any petroleum, petroleum product or by product, polychlorinated biphenyls, asbestos, lead-based paint, mold or any other contaminant, pollutant or hazardous or toxic substance, material or waste regulated or listed pursuant to any Environmental Law.

“Host Community Agreement” shall mean that certain Host Community Agreement dated as of June 9, 2022 by and between Developer and the City of Chicago, Illinois, as may be amended, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Initial Advance” shall mean the first Advance to be made pursuant to this Agreement.

“Insurance Requirements” shall have the meaning set forth in Section 2.3(g).

“Joinder” shall mean, individually or collectively as the context may require, the Joinder attached to this Agreement that is executed and delivered on the date hereof and any Joinder in the form attached to this Agreement that may be delivered at any time thereafter, in each case, in accordance with Section 8.26.

“Lease” shall have the meaning set forth in the recitals hereto.

“Lease Event of Default” shall mean the occurrence of any “Event of Default” under the Lease by Developer.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Environmental Laws, and the Host Community Agreement) to the extent applicable to any portion of the Property, and shall include, without limitation, all building, land use, entitlement, zoning, and Environmental Laws, rules and regulations.

“Liens” shall have the meaning set forth in Section 2.1.

“Line Item” shall mean a line item of cost or expense set forth in the Budget, as the same may be adjusted in compliance with Section 2.5.

“Losses” shall have the meaning set forth in Section 8.1.

“Material Adverse Effect” shall mean any event, change, development, occurrence, circumstance or effect that has had or could reasonably be expected to have a material adverse effect, whether individually or in the aggregate, on: (i) the assets, business, financial condition or long-term results of the operation of the business at the Project, taken as a whole; (ii) the ability of Developer, the Guarantors, and the Definitive Document Parties to timely perform their respective obligations hereunder; and/or (iii) the ability of Developer to timely complete the construction of the Project in accordance with this Agreement and the Lease.

“Material Contract” shall mean the Host Community Agreement and each agreement relating to the construction or development of the Project between Developer and a Material Design Professional or a Material Trade Contractor.

“Material Design Professional” shall mean, individually and/or collectively, as the context may require, (i) Architect, (ii) Engineer, and (iii) any other Design Professionals who have an agreement relating to the Project requiring payments thereunder by or on behalf of Developer which exceed Five Million Dollars ($5,000,000); provided that, for purposes of this definition, multiple agreements with a single counterparty, or any Affiliate thereof, as the case may be, shall be deemed to constitute a single agreement for the purposes of determining whether such counterparty constitutes a Material Design Professional hereunder.

“Material Subcontractor” shall mean, individually and/or collectively, as the context may require, Trade Contractors who (i) have an agreement relating to the Project (as contracted by the General Contractor, Design Professionals or any party other than Developer) requiring payments thereunder by or on behalf of Developer which exceed Three Million Dollars ($3,000,000) or (ii) have been engaged for the purpose of, inter alia, performing any testing or providing any inspection reports (even if the amount to be paid to such Trade Contractor under this clause (ii) is less than Three Million Dollars ($3,000,000)); provided that, for purposes of this definition, multiple agreements with a single counterparty, or any Affiliate thereof, as the case may be, shall be deemed to constitute a single agreement for the purposes of determining whether such counterparty constitutes a Material Subcontractor hereunder.

“Material Trade Contractor” shall mean each of the following (i) the General Contractor, and (ii) any Trade Contractor with whom Developer has a direct agreement relating to the Project under which the aggregate contract price, whether initially or thereafter by virtue of any Change Order or Change Orders, is equal to or in excess of Five Million Dollars ($5,000,000) (provided that, for purposes of this definition, multiple agreements with a single Trade Contractor, or any Affiliate thereof, as the case may be, shall be deemed to constitute a single agreement for the purposes of determining whether such counterparty constitutes a Material Trade Contractor hereunder).

“Milestone” shall mean the development and construction milestones described on Exhibit A.

“Milestone Dates” shall mean the deadlines for the achievement of the Milestones listed on Exhibit A; provided that, such deadlines shall be equitably extended as a result of Unavoidable Delays, Permitted Change Orders and other Change Orders permitted in accordance with the terms hereof.

“New Improvements” shall mean all buildings, structures, fixtures, and other improvements of every kind which are hereafter constructed, erected, and/or located on or annexed to the Property or its existing improvements, including, without limitation, all improvements, alterations and/or modifications to or of any Current Improvements, as applicable.

“New York UCC” shall have the meaning set forth in Section 2.8(a).

“Obligations” shall have the meaning set forth in the Joinder.

“OFAC” shall have the meaning set forth in Exhibit D.

“Open” and “Opening” shall mean the opening of the entirety of the Project to the public for the operation of the Project for the Primary Intended Use in accordance with the Requirements, which, for the avoidance of doubt, shall require Developer to incorporate all equipment, machinery, fixtures, furniture, finishes, and other items of property, including, without limitation, Gaming Equipment and all components thereof, that are required for the opening and operation of the entirety of the Project for the Primary Intended Use.

“Opening Date” of the Project shall mean the first date upon which Opening has occurred.

“Operating Permits” shall mean, individually and/or collectively, as the context may require, all authorizations, consents and approvals given by, and licenses and permits issued by, Governmental Authorities which are required for the ownership, use and occupancy of the Property in accordance with all Legal Requirements, and for the performance and observance of all obligations and agreements of Developer contained herein, including, for the avoidance of doubt, Developer’s satisfaction of all Requirements, or in the Lease that relate to the ownership, use and occupancy of the Property, including (without limitation) the ownership, use and occupancy of the New Improvements following the Opening Date.

“Owner” shall have the meaning set forth in the preamble hereto.

“Owner Default” shall have the meaning set forth in Section 6.4.

“Owner Indemnified Parties” shall mean Owner, Owner Parent, and their respective direct and indirect agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing.

“Owner Parent” shall mean Gaming and Leisure Properties, Inc.

“Owner’s Commitment” shall have the meaning set forth in Section 3.1.

“Owner’s Commitment Conditions” shall have the meaning set forth in Section 3.1.

“Party” or “Parties” shall have the meaning set forth in the preamble hereto.

“Permits” shall mean, as to the Project and/or Property, all permits, registrations, findings of suitability, licenses, zoning rights, entitlements, variances, exemptions, certificates of occupancy, orders and approvals issued by Governmental Authorities (including all Gaming Approvals) required for the development, construction and Completion of the Project and the operation of the Project in each case in accordance with all applicable Legal Requirements and/or the ownership, maintenance and operation of the Property for its Primary Intended Use in accordance with all applicable Legal Requirements, including, without limitation, (1) such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals as are currently in place for the Property and/or the current operation thereof; (2) any development agreement, indemnity, surety or performance bonds or other similar assurances to any Governmental Authority in connection with the obtaining of entitlements or other governmental approvals for the Project; (3) any easements, approvals, utility connection permits, or requirements to obtain utilities and access; (4) any subdivision or parcel map required in connection with any development, sale, lease or financing; (5) any approvals required under Environmental Laws; (6) all approvals required by any Governmental Authority with jurisdiction over the Project; (7) if applicable, final, unqualified and unconditional certificates of occupancy (or the local equivalent) required to permit the occupancy of the Project; and (8) any other approvals required in connection with the development, construction and Completion of all or any portion of the Project and the operation of the Project.

“Permitted Assignment” shall have the meaning set forth in Section 6.1(i).

“Permitted Change Order” shall mean a Change Order meeting each of the following requirements: (1) the amount involved for any one Change Order is (i) less than Five Hundred Thousand Dollars ($500,000) and (ii) the total amount of all Change Orders, including such Change Order, is less than Five Million Dollars ($5,000,000) in the aggregate (whether an increase or decrease and without offset); (2) the change will not violate any Requirements or Gaming Regulations; (3) the change will not adversely affect in any material respect the permitted uses or other entitlements associated with the Project; (4) the change will not adversely affect in any material respect the scope, quality, appearance, functionality, cost of operating, expected lifespan or utility of the Project or any component thereof; (5) the change could not be reasonably expected to materially delay the anticipated Opening Date; (6) the change could not be reasonably expected to adversely impact any Gaming Approval necessary for the operation of the Project for its Primary Gaming Use and will not require a revised submission or approval to or from the Gaming Authority that has not already been submitted or approved, as applicable; (7) in the case of a Change Order with respect to a Material Contract, such Change Order will not result in the termination of such Material Contract; and (8) the change will not result in a loss in any coverage under the Owner’s Title Policy, including, without limitation, the coverage provided by any land under development endorsements.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Plan” shall have the meaning set forth in Exhibit D.

“Plans and Specifications” shall mean all plans, specifications, renderings, and other drawings (including, without limitation, shop drawings) for the development, construction, Completion and Opening of the New Improvements that have been approved by Owner, such approval not to be unreasonably withheld, conditioned or delayed, and which shall include, without limitation, a description of the materials, equipment and fixtures necessary for the Completion and Opening of the New Improvements, together with any other architectural, structural, foundation and elevator plans and specifications prepared by the Architect and/or Engineers and incorporated in the plans and specifications by the Architect, and any mechanical, electrical, plumbing and fire protection plans and specifications prepared by any Person retained or to be retained by Developer, Architect, or General Contractor, as revised from time to time to reflect Permitted Change Orders and other Change Orders permitted in accordance with the terms hereof.

“Proceedings” shall have the meaning set forth in Section 3.3(a)(11).

“Proceeds” shall have the meaning set forth in Section 2.7(b).

“Prohibited Persons” shall have the meaning set forth in Exhibit D.

“Project” shall mean the planning, supervision, administration, coordination, development, construction, and Completion of the New Improvements at the Property in accordance with this Agreement for the operation thereof for the Primary Intended Use, which shall in all events include all development and construction obligations required pursuant to the Requirements. For the avoidance of doubt, to the extent the Project is pursued in a series of phases, the term “Project” shall mean all such phases.

“Project Agreements” shall mean any and all leases, rental agreements, sale agreements, builder contracts, development agreements, construction agreements, architect agreements, engineering agreements, development, construction and/or engineering management agreements, operating agreements, loan agreements, mortgages, deeds of trust, security instruments, easement agreements, restrictive covenants, construction contracts, agreements with Governmental Authorities, and any other agreements encumbering, affecting or otherwise relating to the Project, the Property or any portion thereof.

“Project Funding” shall mean amounts which are advanced by Owner to Developer for the development, construction and/or Completion of the Project in accordance with this Agreement.

“Project Funding Amount” shall initially be zero ($0.00) and shall increase by the principal amount of each Advance (excluding the Final Funding) made by Owner to Developer in accordance with this Agreement.

“Property” shall mean the real property or properties described in Exhibit B to the Lease.

“Release” shall mean, with respect to Hazardous Substances, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air or any environmental medium at, or under any portion of the Property.

“Requirements” shall mean the terms and conditions of this Agreement, the Budget, the Plans and Specifications, all Project Agreements, all Insurance Requirements, the Host Community Agreement, all Legal Requirements and all Permits, collectively.

“Retainage” shall mean, subject to Section 3.3(d), the greater of (a) the actual amount to be held back from a Trade Contractor pursuant to its Trade Contract and (b) the amount required to be held back from a Trade Contractor pursuant to the General Contractor Agreement.

“Second Determination Period” shall have the meaning set forth in Section 5.4.

“Stored Materials” shall have the meaning set forth in Section 3.3(f).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest at the time of determination.

“Temporary Property Lease” shall mean that certain Sublease Agreement, dated as of November 28, 2022, among Medinah Holdings, LLC, an Illinois limited liability company, as landlord, Medinah Building LLC, an Illinois limited liability company, as sublandlord, and Developer, as subtenant, as amended, restated, modified, and/or supplemented from time to time.

“Term Sheet” shall mean that certain Binding Term Sheet, by and between Owner and Bally’s Corporation, dated July 11, 2024, as amended, restated, modified, and/or supplemented in accordance with its terms from time to time.

“Termination Date” shall mean the first date upon which all of the following have occurred: (i) Completion of the entirety of the Project, (ii) the Opening Date, (iii) Owner has made the Final Funding to Developer in accordance with Section 5 of this Agreement, (iv) Developer’s obligations under Sections 4.2(ii) and (iii) have been satisfied and Development Period Rent has converted to the Development Funding Increase (as defined in the Lease) and (v) Developer has fully satisfied each of its obligations under this Agreement (other than inchoate indemnity or other obligations which, by their terms, survive termination of this Agreement).

“Title Company” shall mean Fidelity National Title Insurance Company.

“Title Policy” shall mean that certain owner’s policy of title insurance to be issued by the Title Company with respect to the Property. Owner shall deliver a copy of the Title Policy to Developer promptly after the issuance thereof.

“Total Hard Cost Amount” shall have the meaning set forth in Section 5.1.

“Total Hard Cost Certification” shall have the meaning set forth in Section 5.1.

“Total Hard Cost Objection Notice” shall have the meaning set forth in Section 5.3.

“Trade Contract” shall mean any agreement, contract or purchase order entered into pursuant to which the counterparty agrees to provide labor, materials, equipment and/or services (excluding design and consulting services) in connection with the construction of the New Improvements.

“Trade Contractor” shall mean any Person that is a contractor, sub-contractor, supplier or provider of labor, materials, equipment and/or services (excluding design and consulting services) in connection with the construction of the New Improvements, as the case may be, under a Trade Contract (including, for the avoidance of doubt, the General Contractor).

“Transfer” (and its correlative terms) shall mean any sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, option grant or other transfer or disposal, or agreement to do any of the foregoing, in each case, directly or indirectly, voluntarily or involuntarily, by operation of law, merger, consolidation or otherwise, and whether or not for consideration.

“Unavoidable Delay” shall mean any of the following events: any pandemic (including, without limitation, COVID-19) or other actual or potential epidemic, contagion or other disease outbreak, which results in a governmental or quasi-governmental order or mandate that directly prohibits Developer’s performance under this Agreement, regional or nationwide strikes and lock-outs, inability to procure materials, power failure (but excluding failure of auxiliary power sources contemplated by the construction plan), acts of God (such as earthquake, tornado, flood, hurricane, snow, ice, etc.), governmental restrictions, enemy action, terrorism, acts of sabotage, insurrection, civil commotion, fire, casualty, condemnation, Legal Requirements enacted after the date hereof, Governmental Orders issued or occurring after the date hereof or delay in excess of thirty (30) days by any Governmental Authority in issuing Permits after timely submission of required documents and payment of fees therefor, or other causes beyond the reasonable control of the party (or such party’s controlled agents, contractors or subcontractors) responsible for performing the applicable obligation hereunder; provided that neither lack of funds nor changes in the pricing of materials and/or services shall be deemed a cause beyond the reasonable control of a party.

“Work Provider” shall mean any General Contractor, Architect, Engineer, other design professional, Trade Contractor or other Person (other than the Owner and the Developer) performing work or services in connection with the development, construction and/or equipping of the Project or any part thereof.

“Zoning Documents” shall mean, collectively, the agreements set forth in Schedule 2(v) and any other documents relating to Developer’s right to utilize and enjoy any development rights appurtenant, or otherwise relating to, the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

2.            Project Development.

2.1            Project Development. Developer hereby agrees to plan, supervise, administer, coordinate, develop, construct, Complete and Open the Project (including the New Improvements required by the Host Community Agreement), free and clear of liens, encumbrances, attachments, title retention agreements, and/or claims for liens (“Liens”) for materials supplied and/or for labor and services performed in connection with the construction of the Project’s New Improvements (subject to Section 2.3(h)), with diligence and continuity (subject to Unavoidable Delay), in a good and workmanlike manner, subject to and in accordance with the terms of this Agreement, the Construction Schedule (subject to Unavoidable Delay), and all other Requirements in all material respects at Developer’s sole cost and expense (subject to Owner’s Commitment set forth below and the terms of this Agreement applicable thereto). Developer shall: (i) timely pay all costs and expenses in connection with the development, construction, Completion and Opening of the Project (subject to Owner’s Commitment set forth below and the terms of this Agreement applicable thereto), (ii) fully and faithfully discharge its obligations and responsibilities under this Agreement in a first class manner; (iii) devote sufficient time and attention to ensure the full, prompt, and professional discharge of its duties under this Agreement; (iv) perform its obligations under this Agreement in a timely manner in accordance with all Requirements in all material respects; and (v) perform (or use commercially reasonable efforts to cause to be performed by the Work Providers) all duties that are customarily included in a construction project that contemplates the construction of hospitality and Gaming facilities, and, at the request of either Party, the Parties shall use good faith efforts to confirm such additional obligations in detail and make other conforming changes to this Agreement in an amendment hereto as reasonably necessary.

2.2            New Improvements. Developer shall not commence the construction of any New Improvements without first obtaining Owner’s prior written approval thereof (which approval shall not be unreasonably withheld, conditioned or delayed), it being agreed by the Parties that it shall be reasonable for Owner to condition such approval upon Owner’s receipt, review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) of the following:

(a)	A description in reasonable detail of the proposed New Improvements, which shall include, among other things, the use or uses to which such New Improvements will be put;

(b)	A budget for the development, construction, Completion and Opening of the Project, which shall, among other things, specify whether each Line Item identified therein constitutes a hard cost or soft cost;

(c)	The Plans and Specifications for such New Improvements;

(d)	A “Sources and Uses” statement, certified as true, correct and complete by an authorized officer of Developer, in a form reasonably acceptable to Owner, identifying all prior and anticipated sources of financing for the development, construction and Opening of all such New Improvements, and such other evidence as may be reasonably requested by Owner to evidence the availability to Developer of funding through the estimated Opening Date of all such New Improvements for the Project beyond Owner’s Commitment pursuant to this Agreement;

(e)	The identity of, and Developer’s agreement (if applicable and then available) with, each General Contractor, Architect, Engineer, Material Design Professional, Material Trade Contractor and Material Subcontractor that Developer has engaged (or intends to engage, or which will be engaged by General Contractor) for development and construction of such New Improvements;

(f)	Copies of all Project Agreements and Permits obtained or entered into by Developer in connection such New Improvements;

(g)	A summary of all other Project Agreements and Permits which shall be required for Developer to cause the Opening of such New Improvements;

(h)	A projected schedule for the execution and/or receipt of all Project Agreements and Permits referred to in clause (g) above, the progress of the development and construction, and projected Opening of the New Improvements setting forth (i) the monthly projected Advances throughout the construction period and (ii) a construction progress schedule reflecting, among other things, the anticipated dates of completion of and the timing of disbursements of incremental amounts of the Line Items of the Budget, all in such form and containing such details as Owner shall reasonably require and in all events incorporating the achievement of all Milestones by the applicable Milestone Dates (the “Construction Schedule”);

(i)	Minority business enterprise and women’s business enterprise projections and any variance to requirements or commitments to the obligations in the Host Community Agreement;

(j)	An executed Assignment of Contracts, Licenses and Permits in the form attached hereto as Exhibit B;

(k)	A Consent Agreement in the form attached hereto as Exhibit C-1, Exhibit C-2 or Exhibit C-3, as applicable, from each General Contractor, Architect, Engineer, Material Design Professional and Material Trade Contractor that Developer has engaged directly for development and construction of such New Improvements; and

(l)	Such other information as Owner may reasonably request in connection with the construction of such New Improvements.

Owner may request at any time an update to all materials described above, and Developer shall provide such updated materials promptly following any such request.

2.3            Construction Requirements. Developer shall comply at all times with the following requirements in connection with the development, construction and Opening of all New Improvements (collectively, the “Construction Requirements”):

(a)	Each General Contractor, Architect, Engineer, Material Design Professional, Material Subcontractor and Material Trade Contractor that will conduct the development and construction of such New Improvements, and all agreements with any of the foregoing (and all amendments, supplements, and/or modifications thereto), other than with respect to Material Subcontractors, shall be subject to the prior written approval of Owner, which approval shall not be unreasonably withheld, conditioned or delayed. Developer shall promptly deliver to Owner a copy of each material written notice, report, and/or estimate received or delivered by it under each such agreement. Each such agreement shall remain in full force and effect at all times after the initial execution and delivery thereof, except as otherwise permitted by this Agreement or upon termination in the ordinary course upon completion of the work contemplated thereby. Developer may not surrender, terminate, cancel or enter into any such agreement without the prior written approval of Owner (except for a termination in the ordinary course upon completion of the work contemplated thereby), which approval shall not be unreasonably withheld, conditioned or delayed. Developer hereby acknowledges and agrees that Owner shall be identified as an “owner’s representative” in each General Contractor Agreement. Notwithstanding anything to the contrary set forth in this Agreement, and for the avoidance of doubt, the General Contractor Agreement for the Project must be a newly executed agreement between Developer and General Contractor and may not be executed as a change order to the Early Works Agreements.

(b)	All Plans and Specifications pursuant to which such development, construction and Opening are to be conducted and completed (together with all amendments, modifications, supplements, and/or change orders thereto or thereof) shall be subject to the prior written approval of Owner, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Developer shall be entitled to make changes to the Plans and Specifications that constitute Permitted Change Orders upon prior written notice to, but without the prior approval of, Owner, it being acknowledged and agreed by Developer that Developer may not implement any Change Order which does not constitute a Permitted Change Order without the prior written consent of Owner, which such consent shall not be unreasonably withheld, conditioned or delayed;

(c)	Such construction shall not be commenced until Developer shall have procured and paid for all applicable Permits required to be obtained prior to such commencement, including those Permits required pursuant to any Gaming Regulations, if any, and Owner shall join in the application for such Permits whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost, expense or potential liability to Owner; and (ii) any Plans and Specifications required to be filed in connection with any such application which require the approval of Owner as hereinabove provided shall have been so approved by Owner;

(d)	Such construction shall not be commenced until Owner has received from the General Contractor, Material Subcontractor and each Material Trade Contractor any performance and payment bond that is required pursuant to the terms of the General Contractor Agreement;

(e)	No New Improvements will result in the Property becoming a “limited use” property for United States federal income tax purposes;

(f)	Such construction shall not be commenced until Developer has caused the Architect to certify to Owner that it believes that the Plans and Specifications conform to, and comply with, all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all Governmental Authorities having jurisdiction over the Property;

(g)	During such time as Developer is constructing any New Improvements, Developer, at its sole cost and expense, shall carry, or cause to be carried, the insurance policies, in such amounts and limits, as listed on Exhibit E and such other insurance, in such amounts and limits, as Owner reasonably determines is necessary to protect the Property from any act or omission of Developer’s contractors or subcontractors (collectively, the “Insurance Requirements”);

(h)	The terms and conditions of Sections 11.1 and 12.1 of the Lease are hereby incorporated by reference and shall apply to the development, construction, and Opening of all New Improvements for the Project under this Agreement, mutatis mutandis, and Developer shall comply with the terms and conditions of Sections 11.1 and 12.1 of the Lease as if fully set forth herein as applicable to all New Improvements and Developer’s obligations under this Agreement;

(i)	All work done in connection with such construction shall be done promptly (subject to Unavoidable Delay) and in conformity in all material respects with all Requirements, including, without limitation, any applicable minority or women-owned business Legal Requirements;

(j)	Developer shall provide prior notice to Owner of, and an opportunity for a representative of Owner to be present for and a participant in, all scheduled meetings, conference calls, and video conferences between Developer and all third party contractors and professionals engaged by or on behalf of Developer in connection with the development and construction of the Project and Developer shall endeavor in good faith in all instances (other than in the case of an emergency) to provide Owner with the opportunity to participate in all other material calls and meetings between Developer and all third party contractors and professionals, engaged by or on behalf of Developer in connection with the development and construction of the Project; and Owner is hereby permitted to engage directly with all such third party contractors and professionals without the consent of Developer (provided that Owner shall endeavor to provide prior notice to Developer of any such engagement if reasonable under the circumstances, as well as an opportunity for a representative of Developer to participate in such engagement with Developer and such third party contractors and professionals, so long as Developer makes a representative thereof reasonably available);

(k)	Except with respect to Permitted Change Orders, without Owner’s consent (such consent not to be unreasonably withheld), Developer shall not (i) cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof (other than (x) any expiration upon completion of its term in accordance with its terms and (y) following (1) the occurrence and continuance of an event of default thereunder (other than by Developer) and after all applicable cure periods have expired or (2) a material breach of any Material Contract (other than by Developer) which has not been remedied within a commercially reasonable period), (ii) amend, modify or change in any manner any term or condition of any Material Contract which either (x) results in a change to the material terms thereof or (y) could reasonably be expected to adversely affect the interests of Owner (whether in Owner’s capacity under this Agreement and/or the Lease or in the event Owner assumes such Material Contract in the future), (iii) grant any material consent, waiver or approval under any Material Contract, (iv) take any other action in connection with any Material Contract, including assigning or transferring its rights thereunder, that would impair the value of the interest or rights of Developer thereunder or hereunder or that would impair or adversely affect, the rights or interests of Owner, notwithstanding the foregoing to the contrary, or (v) prior to the Opening Date, waive any material rights under, or otherwise amend, modify, terminate or supplement, the Host Community Agreement;

(l)	Except to the extent otherwise permitted by the terms of this Agreement, Developer will at all times abide by, perform and discharge in all material respects all obligations, covenants, agreements and conditions to be performed by Developer, and use commercially reasonable efforts to cause Developer’s counterparty’s compliance with all of its covenants, obligations and agreements, if any, under the Material Contracts (including, the obligation to pay all sums due thereunder) and, subject to the terms and conditions of this Agreement, will use all commercially reasonable efforts to (i) secure or enforce all of its rights under the Material Contracts, and (ii) secure the performance of each and every material obligation, covenant, condition, and agreement to be performed by the contracting party under all Material Contracts; and

(m)	Developer shall give prompt notice to Owner of any default notice issued by any Governmental Authority or any other party with respect to any of the Material Contracts together with an accurate and complete copy of any such notice.

2.4            Project Funding Balancing and Deficiency.

(a)            Developer shall furnish, or cause to be furnished, to Owner on or before thirty (30) days after the end of each calendar month, a construction progress statement as of the end of such calendar month (which statement may be included in a Draw Request) containing the following items: (i) a reconciliation by Developer of the progress of the construction of the New Improvements in accordance with the Construction Schedule and a projection of such progress through to the Opening Date of the New Improvements, (ii) a reconciliation by Developer of the actual hard costs and soft costs in accordance with the Budget showing the percentage of completion of each Line Item in the Budget together with a projection of each Line Item through to the Opening Date of the New Improvements, and (iii) an updated Estimated Cost of Construction.

(b)            Owner will not be required to make Advances pursuant to the provisions of this Agreement for more than the amount of any Line Item in the Budget, unless amounts from other Line Items have previously been reallocated in accordance with Section 2.5 hereof, or any of the actions set forth in Section 2.4(c) below are taken.

(c)            In the event that Owner shall determine that there exists any Deficiency, Owner shall deliver notice of such determination to Developer and thereafter Owner will not be obligated to make any Advances under this Agreement unless, within ten (10) Business Days of receipt of such notice of determination, Developer shall take one or more of the following actions:

(1)	establish in Owner’s reasonable discretion that, contrary to Owner’s prior determination, no Deficiency then exists;

(2)	reallocate amounts from Cost Savings and/or any Line Item designated as ‘contingency’ pursuant to Section 2.5 hereof such that the aggregate sum of the Deficiency is reduced to zero; or

(3)	make one or more payments on account of Costs (hard costs or soft costs) until the Deficiency has been reduced to zero.

2.5            Budget Reallocations; Cost Savings; Contingency.

(a)            General. Developer may only modify the Budget (i) in accordance with clause (b) of this Section 2.5 and (ii) to reflected Permitted Change Orders.

(b)            Developer shall have the right, in its reasonable discretion, to revise the Budget from time to time to reallocate amounts allocated to any Line Item in the Budget to any other Line Item in the Budget, or to any cost incurred or reasonably anticipated by Developer to be incurred in connection with the New Improvements for which there is no Line Item in the Budget, if, and to the extent, that:

(1)	the source of such reallocation is (A) contingency Line Item amounts or (B) Cost Savings which do not result in a diminishment or reduction in any material respect in the quality, scope or functionality of the New Improvements;

(2)	the reallocation does not include reallocating amounts from any portion of the Line Items for Rent (including Development Period Rent), fees and other expenses payable to Owner hereunder, or any portion of the Line Items for amounts payable by Developer in its capacity as tenant under the Lease (e.g., taxes, other governmental charges, and insurance premiums);

(3)	Owner is advised in writing of the proposed Line Item reallocation and has a reasonable opportunity to review the same with Developer and to obtain from Developer such documentation regarding the need for such reallocation as Owner shall reasonably require prior to the next succeeding Draw Request;

(4)	the Budget is not, and may not reasonably be expected to be, increased in the aggregate as a result or consequence of any such reallocation, unless, after giving effect thereto and any actions of the type contemplated by Section 2.4(c) to be taken by Developer in connection therewith, no Deficiency would exist;

(5)	other than with respect to reallocations of contingency Line Item amounts, no one reallocation exceeds fifteen (15) percent of the Line Item that is increased and aggregate reallocations do not exceed ten (10) percent of the aggregate budgeted Costs, unless Developer has received the prior written consent of Owner with respect thereto (such consent not to be unreasonably withheld, conditioned or delayed);

(6)	the “Hard Costs contingency” (or equivalent) Line Item may only be utilized to cover overruns among Line Items for hard costs;

(7)	the “Soft Costs contingency” (or equivalent) Line Item may only be utilized to cover overruns among Line Items for soft costs or hard costs;

(8)	with respect to reallocations of contingency Line Item amounts:

(i)            at all times prior to the Opening Date: (1) the “Hard Costs contingency” Line Item shall remain equal to or greater than seven percent (7%) of the then-remaining Hard Costs to be incurred through Completion, (2) the “Soft Costs contingency” Line Item shall remain equal to or greater than fifteen percent (15%) of the then-remaining Soft Costs to be incurred through Completion, and (3) the “general contingency” Line Item shall remain equal to or greater than three and a half percent (3.5%) of the then-remaining Hard Costs to be incurred through Completion;

(ii)            no reallocation shall increase a Budget Line Item by more than fifteen percent (15%) of the initial amount budgeted therefor; and

(iii)            the total amount of contingency used or reallocated, expressed as a percentage of the total contingency available in the Budget, shall not exceed the percentage of completion, as of such date of determination, of the New Improvements; and

(9)	Developer complies with the other terms and conditions of this Section 2.5.

(c)	If the conditions for reallocating Line Items in the Budget as set forth in this Section 2.5 are not met, Developer may not reallocate any amounts in the Budget from any Line Item to any other Line Item without first obtaining the prior written consent of Owner (such consent not to be unreasonably withheld, conditioned or delayed).

2.6            Horizontal Work. Without limiting Developer’s obligation to pay all costs of developing, constructing and Completing the Project (subject to Owner’s Commitment set forth below and the terms of this Agreement applicable thereto), the Parties acknowledge and agree that Developer shall pay all demolition, grading, excavation, site preparation, and other hard costs of Project construction that do not result in the construction of actual improvements.

2.7            Casualty and Insurance Proceeds.

(a)	Notification. Developer shall promptly notify Owner in writing upon obtaining knowledge of the occurrence of any Casualty to the Property or any portion thereof. In addition, each such notice shall set forth such good faith estimate of the cost of repairing or restoring such Casualty in reasonable detail if the same is then available and, if not, as soon thereafter as it can reasonably be provided.

(b)	Proceeds. In the event of any Casualty prior to Completion, Developer does hereby assign to Owner all of Developer’s right, title and interest in and to all compensation, awards, proceeds, damages, claims, insurance recoveries, causes, rights of action (whether accrued prior to or after the date hereof) and payments which Developer may receive or to which Developer is or may become entitled with respect to the Property or any part thereof other than payments received in connection with any loss of rental value or business interruption insurance (collectively, “Proceeds”) in connection with any such Casualty to the Property or any part thereof and, subject to the terms of this Section 2.7(b), all such Proceeds shall be paid to an escrow account held by a third party depositary reasonably acceptable to Owner and Developer (the “Casualty Escrow Agent”) (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms of this Agreement), and made available to Developer upon request for the reasonable out-of-pocket costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Property, or any portion thereof; provided, however, that the portion of such Proceeds that are attributable to Developer’s obligation to pay Rent under the Lease shall be applied against Rents due by Developer thereunder; and provided, further, that if the total amount of Proceeds payable net of the applicable deductibles is One Million Dollars ($1,000,000) or less, and if no Developer Default has occurred and is continuing, the Proceeds shall be paid directly to Developer and used for the repair of any damage to the Property, provided that the Property is rebuilt in a manner substantially similar to the condition in which it existed prior to the related casualty or otherwise in a manner reasonably satisfactory to Owner. Notwithstanding the foregoing or anything else in this Agreement or the Lease to the contrary, in the event the total amount of Proceeds payable net of deductibles is Twenty-Five Million Dollars ($25,000,000) or higher in connection with any Casualty to the Property or any part thereof prior to Completion (“Major Casualty Proceeds”), such Major Casualty Proceeds shall be delivered or directed to Owner by Developer and shall be held and disbursed by Owner in the same manner, and subject to the same conditions, as Owner’s Commitment is to be disbursed pursuant to the terms and conditions set forth in this Agreement (it being understood and agreed that the disbursement of Major Casualty Proceeds shall not constitute an additional Advance or Project Funding). Developer shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Developer’s right to receive the direct payment of any Proceeds as herein provided, shall cause the same to be paid directly to an account of the Casualty Escrow Agent in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of a Developer Default, Developer may settle any insurance claim with respect to Proceeds which does not exceed Ten Million Dollars ($10,000,000) (the “Casualty Amount”). Whether or not a Developer Default shall have occurred and be continuing, if a Casualty could result in Proceeds in excess of the Casualty Amount, Owner and Developer will jointly engage a public adjuster acceptable to Owner; provided, however, that Owner shall have the right to approve any final determination of such joint adjuster and any settlement which might result in any Proceeds in excess of the Casualty Amount. If a Developer Default shall have occurred and be continuing, or if Developer fails to file and/or prosecute any insurance claim for a period of fifteen (15) Business Days following Developer’s receipt of written notice from Owner, Developer hereby irrevocably empowers Owner, in the name of Developer as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Owner and to collect and to make receipt for any such payment, all at Developer’s expense. In the event of a conflict between the terms of the Lease and this Section 2.7(b), the terms set forth in this Section 2.7(b) shall control.

(c)	Restoration; Availability of Proceeds. Notwithstanding any terms of the Lease to the contrary, if any New Improvements are damaged, whether or not from a risk covered by insurance carried by Developer, then Developer shall promptly restore such New Improvements to substantially the same (or better) condition and quality that existed prior to such damage in accordance with this Agreement at Developer’s sole cost and expense and this Agreement shall remain in full force and effect and Developer shall perform such restoration in accordance with the terms and conditions set forth in this Agreement. If the anticipated cost of such repair and restoration exceeds the amount of proceeds from the insurance required to be carried hereunder and/or under the Lease actually received and held by Owner pursuant and subject to the terms of this Section 2.7, then Developer shall provide Owner with evidence reasonably acceptable to Owner that Developer has available to it any excess amounts needed to restore the New Improvements to substantially the same condition as existed immediately before such damage in accordance with the terms and conditions set forth in this Agreement. All amounts necessary to so restore the New Improvements, subject to Owner’s obligation to disburse Proceeds in accordance with the terms of this Section 2.7(c) shall be paid by Developer. Prior to Completion, disbursements of Proceeds to Developer hereunder shall be made from time to time to enable Developer to satisfy its restoration obligations under this Section 2.7(c) as if such Proceeds constituted an unused portion of the Commitment Cap and shall be subject to all of the requirements set forth in this Agreement with respect to Advances, including, without limitation, the conditions to the disbursement thereof set forth in Section 3.

2.8            Creation of Security Interest.

(a)	Grant of Security Interest. Developer hereby grants to Owner, to secure the payment and performance in full of all of the terms and obligations set forth in this Agreement, including Completion of the Project and Opening, a continuing first-lien security interest in, and pledges to Owner, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Developer shall not, without obtaining the prior written consent of Owner, further pledge, assign or grant any security interest in the Collateral, except for non-consensual liens and security interests granted by applicable law. This instrument constitutes a “Security Agreement” as that term is defined in the Uniform Commercial Code of the State of New York (the “New York UCC”).

(b)	Authorization to File Financing Statements; Further Assurances. Developer hereby authorizes Owner to file financing statements, without notice to Developer, with all jurisdictions deemed necessary or appropriate by Owner to perfect or protect Owner’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by either Developer or any other Person, shall be deemed to violate the rights of Owner under the New York UCC. Such financing statements may indicate the Collateral in a manner consistent with the definition of “Collateral” hereunder, or as being of an equal or lesser scope, or with greater detail, all in Owner’s discretion. Developer agrees that at any time and from time to time, at the expense of Developer, Developer will promptly execute and deliver all further instruments and documents, and take all further action, which may be necessary, or that Owner may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby.

(c)	Termination. If this Agreement is terminated before the Termination Date (other than in accordance with Section 6.5), Owner’s security interest in the Collateral shall continue until the Opening Date of the Project and Developer’s satisfaction of Developer’s Cost Obligations (other than inchoate indemnity or other obligations which, by their terms, survive termination of this Agreement). Upon the earliest of (i) the Termination Date, (ii) the Opening Date of the Project and Developer’s satisfaction of Developer’s Cost Obligations (other than inchoate indemnity or other obligations which, by their terms survive) and at such time as each of Developer’s obligations under Sections 4.2(ii) and (iii) have been satisfied and Development Period Rent has converted to Development Funding Increase (as defined in the Lease), and (iii) termination of this Agreement in accordance with the terms of Section 6.5, Owner’s security interest on the Collateral shall automatically and immediately be terminated without further action by either party and all rights therein shall revert to Developer. Upon such termination, and from time to time thereafter, Owner shall, at the sole cost and expense of Developer, execute and deliver such instruments, documents and filings Developer reasonably requests to evidence such termination and release.

2.9            Assignment of Temporary Property Lease. Developer, in its capacity as tenant under the Temporary Property Lease, shall (a) use commercially reasonable efforts to obtain all third party consents required to assign the Temporary Property Lease to Owner and to amend the Lease to add the Temporary Property Lease thereto as part of the “Leased Property” thereunder and (b) upon receipt of such consents, effectuate such assignment and amendment (all pursuant to documentation reasonably acceptable to Owner).

3.            Funding Commitment; Advances; Development Period Rent.

3.1            Funding Commitment. In the event that Owner delivers its written approval of Developer’s construction of any New Improvements in accordance with Section 2.2 hereof, then Owner shall be committed to fund hard costs of construction of New Improvements actually incurred by Developer, including (i) hard costs incurred by Developer prior to the date hereof and (ii) through the use of funds in the hard cost contingency Line Item of the Budget, in accordance with, and subject to, the terms and conditions set forth in this Agreement (“Owner’s Commitment”), including, without limitation, the following terms and conditions (collectively, “Owner’s Commitment Conditions”):

(a)	Owner shall only be obligated to fund amounts which are intended to be applied toward, and Developer shall apply amounts funded by Owner pursuant to this Section 3 toward, (i) hard costs of construction of New Improvements which are included within the Budget and constructed in accordance with the Plans and Specifications, and (ii) the hard cost contingency Line Item of the Budget;

(b)	Owner’s commitment pursuant to this Section 3 to fund the payment of hard costs incurred to construct New Improvements for the Project shall be limited to the Commitment Cap;

(c)	Notwithstanding anything to the contrary set forth in this Agreement, Owner’s Commitment shall automatically and immediately expire upon, and Owner shall have no obligation to fund any amounts requested by Developer after, the occurrence of a Developer Default;

(d)	No portion of any Advance may be repaid or returned to Owner under any circumstances; and

(e)	From and after the first Advance under this Agreement, all hard costs of construction of the New Improvements shall be paid continuously utilizing Owner’s Commitment, and Developer may not pay any hard costs of construction of any New Improvements with any funds other than Owner’s Commitment (in each case, unless Owner fails to fund Owner’s Commitment in accordance with this Agreement), until the earlier of (i) all New Improvements are Complete and (ii) all of Owner’s Commitment has been advanced in accordance with this Agreement.

3.2            Draw Process. In the event that Developer wishes at any time for Owner to fund all or any portion of Owner’s Commitment for the Project, Developer shall deliver written notice to Owner requesting such funding (a “Draw Request”). Developer may deliver no more than one (1) Draw Request per calendar month. Advances shall be made only on the first Business Day of a calendar month. Each Draw Request, together with all other deliverables required under this Agreement for the making of any Advance, shall be delivered by the fifteenth (15th) day of the calendar month immediately preceding the date on which Developer has requested that the applicable Advance be made (e.g., for an Advance that Developer requests be funded on September 1, the Draw Request therefor, together with all other deliverables required under this Agreement for the making of such Advance, shall be provided to Owner no later than August 15th). In order to be effective, a Draw Request shall (i) identify the specific amount requested, which shall be no less than Five Million Dollars ($5,000,000.00) for each Draw Request (other than the final Draw Request for the Project, which may be more or less than Five Million Dollars ($5,000,000.00)), (ii) identify the total amount of outstanding Project Funding (including the requested Advance) for the Project, (iii) include a certification from Developer that all of Owner’s Commitment that has been funded to the date of such Draw Request has been, and the Advance requested by such Draw Request shall be, applied towards hard costs actually incurred in the construction of New Improvements, (iv) specify the amount of any Retainage previously withheld and which has then become payable by Developer, and (v) include or be accompanied by the following:

(a)	a duly executed, completed and itemized Application and Certificate for Payment in the form of AIA Document No. G702 (including AIA Form G703 as an attachment thereto), or similar form reasonably approved by Owner, containing the executed certification from Architect with respect to the General Contractor’s AIA Form G702 and G703 and the General Contractor as to the accuracy of the same, together with all invoices relating to all items of cost covered thereby and further accompanied by a cost breakdown showing the cost of work on, and the cost of materials incorporated into, the New Improvements to the date of the requisition. The cost breakdown shall also show the percentage of completion of each Line Item in the Budget;

(b)	in connection with any Advance in respect of which all or portions thereof shall be applied to the final payment to a Trade Contractor, a duly executed, completed and itemized Contractor’s Affidavit of Payment of Debt and Claim in the form of AIA Document No. G706 from each Trade Contractor;

(c)	each of the following to the extent applicable: (A) a duly executed lien waiver in a form reasonably acceptable to Owner from each Trade Contractor (other than the General Contractor), in each case, for work performed and goods, labor and materials supplied for which payment has been received (i.e. a “trailing lien waiver”) (which may be conditioned only on payment from the applicable Advance), (B) a duly executed lien waiver substantially in a form reasonably acceptable to Owner from the General Contractor for work performed and goods, labor and materials supplied for which payment thereof is requested in such Draw Request (which may be conditioned on payment from the applicable Advance), and (C) with respect to any request for final payment from a Trade Contractor, duly executed lien waivers in a form reasonably acceptable to Owner from such Trade Contractor, for work performed and goods, labor and materials supplied for which payment thereof is requested in such Draw Request, in each case, excluding any such parties whose lien rights or liens have been bonded over in a manner (and with a bond provider) satisfactory to Owner;

(d)	current requisitions for payment from (A) all Material Trade Contractors, and (B) to the extent the same are delivered to the General Contractor, any subcontractors;

(e)	a list of (A) all Trade Contracts and (B) any other Trade Contracts that have been provided to Developer by the General Contractor, in each case, executed since the date of the then last preceding Advance, and a true and complete copy of each such Trade Contract;

(f)	a list of all Change Orders then to date and a list of all pending Change Orders;

(g)	evidence reasonably satisfactory to Owner that the full amount of the portion of the proceeds of the then last preceding Advance have been paid out in full to the Persons with respect to whom such Advance was made and otherwise in accordance with this Agreement;

(h)	if the Construction Schedule has been updated following the prior delivery thereof to Owner, an updated Construction Schedule;

(i)	a Construction Consultant Certificate; provided that, Owner shall use commercially reasonable efforts to cause the Construction Consultant to timely deliver each Construction Consultant Certificate or otherwise provide written notice to the Owner and the Developer as to the reasons that it cannot provide such Construction Consultant Certificate;

(j)	an updated version of the Sources and Uses statement delivered pursuant to Section 2.2(d) identifying all prior and anticipated sources of financing for the development, construction, Completion and Opening of all New Improvements, and such other evidence as may be reasonably requested by Owner to evidence the availability to Developer of funding for the development, construction, Completion and Opening of all New Improvements for the Project within the Budget beyond Owner’s Commitment pursuant to this Agreement;

(k)	to the extent not previously provided, any information, documents and/or Permits reasonably requested by Owner to confirm that Developer will be able to use the New Improvements upon the Opening Date thereof in accordance with the Primary Intended Use; and

(l)	to the extent not previously delivered by Developer to Owner, a list and true and correct copies of all Plans and Specifications, Project Agreements, and Permits (in each case together with all amendments, supplements, and/or other modifications thereto).

3.3            Terms Governing Advances.

(a)            Conditions Precedent to Advances. The following conditions shall be satisfied by Developer prior to each Advance by Owner, as determined by Owner in its reasonable discretion, unless otherwise specified below:

(1)	Definitive Documents. With respect to the Initial Advance only, all of the Definitive Documents shall have been signed, or, if any such agreement cannot be signed without regulatory approval required under applicable Legal Requirements and such regulatory approval is the sole condition precedent to the signing of such agreement, such agreement is in final form and has been submitted for such regulatory approval.

(2)	Consent to Lease. With respect to the Initial Advance only, Owner shall have received a consent from the City of Chicago with respect to the Host Community Agreement in the form attached hereto as Exhibit F.

(3)	Construction Permits. Owner shall have received (i) a list of all Permits then in effect and (ii) evidence reasonably satisfactory to Owner that all Permits, to the extent then required, have been obtained and remain in full force and effect.

(4)	Draw Request. Owner shall have received a complete executed Draw Request for such Advance in accordance with the requirements of Section 3.2, together with all required attachments and deliverables relating thereto.

(5)	Owner’s Commitment Conditions. Developer shall be in compliance with all Owner’s Commitment Conditions and, if reasonably requested by Owner, shall provide documentary evidence of such compliance that is reasonably satisfactory to Owner.

(6)	Construction Requirements. Developer shall be in compliance with all Construction Requirements and, if reasonably requested by Owner, shall provide documentary evidence of such compliance that is reasonably satisfactory to Owner.

(7)	Notices. All notices required by any Governmental Authority or by any applicable Legal Requirements or any Project Agreement to be filed or delivered at any time in connection with the construction of the New Improvements shall have been filed or delivered to the extent so required.

(8)	Expenses. Developer shall have paid or reimbursed Owner, Owner Parent and each of Owner’s consultant for all costs, fees, premiums, expenses, and other amounts for which Developer is responsible pursuant to the terms of this Agreement.

(9)	Plans and Specifications. Owner shall have received and approved in accordance with this Agreement any additions, amendments, supplements or other modifications to the Plans and Specifications (if any) (to the extent such approval is required under this Agreement). Owner shall have received a list identifying the Plans and Specifications and any and all amendments made thereto.

(10)	Budget. Owner shall have received any amendments, supplements or other modifications to the Budget (if any), and no changes to the Budget shall have been made to the immediately prior Budget delivered by Developer to Owner other than changes permitted pursuant to this Agreement.

(11)	Proceedings. There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings (collectively, “Proceedings”), pending or threatened, against or filed by any Developer Party (or any of their applicable affiliates) that could reasonably be expected to materially and adversely affect Developer’s and/or the Guarantors’ ability to perform their respective obligations under this Agreement or materially delay or increase the cost of development, construction and Opening of the Project; provided that Owner has not, directly or indirectly, solicited, directed or encouraged any such Proceeding.

(12)	Injunctions. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that (A) prevents entrance into this Agreement and/or consummation of any of the transactions contemplated by this Agreement or (B) could reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Owner has not, directly or indirectly, solicited, directed or encouraged any such action, suit or proceeding.

(13)	Searches. Developer shall provide Owner, at Developer’s sole cost and expense, with customary title, lien and judgment searches covering the Project reasonably satisfactory to Owner without any additional encumbrances, liens, covenants, conditions or restrictions, except those that are expressly permitted under this Agreement.

(14)	Defaults; Material Adverse Effect. On the date that Developer delivers the applicable Draw Request and on the date of such Advance, no Developer Default shall be ongoing and no default, condition, or state of facts shall exist which, with the passage of time or the giving of notice or both, would constitute a Developer Default (a “Default”), and no Material Adverse Effect shall have occurred and be continuing, in each case, as determined by Owner in its sole and absolute discretion.

(15)	Milestones. On the date of such Advance, no event shall have occurred that would reasonably be expected to result in Developer being unable to achieve any Milestone by the applicable Milestone Date, as reasonably determined by Owner in consultation with Developer and the Construction Consultant.

(16)	Definitive Documents. Each Definitive Document shall be in full force and effect and no default shall have occurred thereunder by Developer and/or any Affiliate thereof as determined by Owner in its sole and absolute discretion; provided, however, that if any Definitive Document has not been signed and the sole condition precedent to the signing of such Definitive Document is receipt of a regulatory approval required under applicable Legal Requirements, then the foregoing condition shall be deemed satisfied if such Definitive Document is in final form and has been submitted for such regulatory approval.

(17)	Project Funding Balancing. Owner shall not be obligated to make any Advance unless Owner is reasonably satisfied that the terms and conditions set forth in Section 2.4 have been satisfied and remain satisfied as of the applicable date of such Advance by Developer (or waived in writing by Owner in its sole discretion).

(18)	Representations and Warranties. On the date of such Advance, the representations and warranties made by each Developer Party in this Agreement (including any Joinders) to which it is a party shall be true and correct in all material respects (except to the extent that such representation or warranty contains a materiality or similar qualifier, in which event, such representation or warranty shall be true and correct) on and as of the date of such Advance (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects (or if such representation or warranty contains a materiality or similar qualifier, such representation or warranty shall be true and correct) as of such earlier date) with the same effect as if made on and as of such date, except for any changes in facts or circumstances occurring since the date of this Agreement that do not (i) constitute a Default or Developer Default or were not caused by the occurrence of a Default or Developer Default or (ii) result in a Material Adverse Effect.

(19)	Owner’s Construction Consultant. Developer shall have complied with all reasonable requests from Owner’s Construction Consultant.

(20)	Temporary Property Lease. Developer shall have delivered written requests for consent to the assignment of the Temporary Property Lease to Owner and to the amendment of the Lease to add the Temporary Property Lease as part of the “Leased Property” under the Lease to all parties from which such consent is required prior to effectuating such assignment of the Temporary Property Lease and amendment of the Lease, and shall have provided reasonably satisfactory evidence to Owner that Developer has used commercially reasonable efforts to obtain all such consents following the delivery of such written requests.

(b)            Additional Conditions Precedent to Completion. In addition to the conditions precedent set forth in the definition of “Completion”, the following conditions shall be satisfied by Developer, with respect to each phase of the Project, in order to achieve “Completion”, as determined by Owner in its reasonable discretion:

(1)	Approval by Construction Consultant. Owner and Construction Consultant shall have received evidence reasonably acceptable to them, or otherwise be reasonably satisfied, that Completion has occurred, together with all Completion Evidence.

(2)	Certificates of Architect. Owner shall have received a certificate of completion with respect to the work under the General Contractor Agreement certified by the Architect and reasonably confirmed by Construction Consultant which confirms that Completion has occurred in accordance with the Plans and Specifications in all material respects and in accordance with all Requirements in all material respects, including all “punch list items” with respect thereto.

(3)	Certificates of Occupancy; Permits. Owner shall have received either a permanent certificate of occupancy or a temporary certificate of occupancy for the Project, together with all Permits from all applicable Governmental Authorities required at such time for the use and operation of the Project for its Primary Intended Use.

(4)	Final Lien Waivers and Release/Evidence of Payment. Owner shall have received from Developer (i) duly executed final lien waivers in a form reasonably acceptable to Owner from General Contractor and any other Trade Contractors for work performed and goods, labor and materials supplied or the statutory period(s) within which valid mechanic’s liens, materialmen’s liens, lien affidavits and/or stop notices may be recorded and/or served shall have expired, excluding any such parties whose lien rights or liens have been bonded over in a manner (and with a bond provider) satisfactory to Owner; and (ii) evidence of payment from each Trade Contractor with whom the General Contractor has a direct agreement indicating that such Trade Contractor has been paid in full for all work performed and for goods, labor and materials supplied, in each case, in form and substance reasonably acceptable to Owner.

(5)	AIA G704. Owner shall have received completed AIA Form G704 from the Architect as to the Project (and not merely a portion of the Project).

(6)	Requirements. Developer shall have furnished to Owner evidence reasonably satisfactory to Owner that the New Improvements are in compliance, in all material respects, with all Requirements, including, but not limited to, Gaming Laws, zoning regulations and building restrictions, environmental requirements, occupational safety and health requirements and similar Requirements.

(7)	Violations. Developer shall have furnished to Owner a certificate from Developer, certifying that (i) no written notices from any Governmental Authority of any claimed material violations of applicable Legal Requirements arising from the construction of the New Improvements which have not been cured were served upon Developer or, to Developer’s actual knowledge, the General Contractor or any subcontractor or their respective agents or representatives and (ii) Developer is not aware of any circumstances which could give rise to the issuance of any such notice of claimed violation.

(c)            Direct Advances. Owner shall have the right (but not the obligation), to make any or all Advances directly or through the Title Company to any Work Provider to whom payment is due, including, without limitation, Owner’s counsel, servicer and Owner’s Construction Consultant to pay their respective fees and expenses, and any other agent of Owner to pay its fees and expenses incurred in connection with the New Improvements which Developer is obligated hereunder to pay. Subject to the execution and delivery of an escrow letter which shall be reasonably acceptable to Owner, such direct Advances may be made through the Title Company. Such direct Advances also may be made by wire transfer or check payable to the Person to whom an Advance is to be made. The execution of this Agreement by Developer shall, and hereby does, constitute an irrevocable direction and authorization to so disburse the Advances as set forth above. No further direction or authorization from Developer shall be necessary or required for such direct Advances and all such Advances shall satisfy pro tanto the obligations of Owner hereunder and shall be deemed to have been made directly to Developer, regardless of the disposition thereof by any Work Provider.

(d)            Retainage. Each Advance shall be reduced by the Retainage, if any, applicable to the hard costs to be paid with such Advance. The portion of any Retainage that relates to work or materials supplied by any Trade Contractor in connection with the New Improvements will, upon request, be disbursed to Developer subject to satisfaction (or waiver by Owner in its sole discretion) of the following conditions:

(1)	No Developer Default has occurred and is continuing and all other conditions to an Advance under this Agreement are then satisfied; and

(2)	such Retainage is actually payable pursuant to the applicable Trade Contract.

(e)            Partial Advances. If any or all conditions precedent to making an Advance have not been satisfied on the date requested for such Advance, Owner may, at its option, waive so many of such conditions precedent as Owner may elect. Owner may, however, without waiving any of its rights or remedies, disburse that portion, if any, of the requested Advance for which all of the conditions precedent have been satisfied or waived.

(f)            Stored Materials. Owner shall not be required to disburse any portion of Owner’s Commitment for any materials, equipment, machinery or other personal property not yet incorporated into the Project (the “Stored Materials”), unless the following conditions are satisfied or waived, as reasonably determined by Owner, at Developer’s sole cost and expense:

(1)	Developer shall deliver to Owner bills of sale or other evidence reasonably satisfactory to Owner of the cost of, and, subject to the payment therefor, Developer’s title in and to such Stored Materials;

(2)	Developer delivers to Owner delivery slips or such other evidence of the delivery of such Stored Materials to the Property (or such other location in accordance with the provisions of this Section 3.3(f)). The Stored Materials are identified as belonging to the Property and Developer, are segregated so as to adequately give notice to all third parties of Developer’s title in and to such materials, and are components in substantially final form ready for incorporation into the Project;

(3)	the Stored Materials are stored at the Property or at such other third party owned and operated site as Owner shall reasonably approve (which storage facility shall allow Owner and the Construction Consultant access to such Stored Materials), and are protected against theft and damage in a manner reasonably satisfactory to Owner, including, if requested by Owner, storage in a bonded warehouse in the county in which the Property is located;

(4)	the Stored Materials will be paid for in full with the funds to be disbursed and all lien rights or claims of the supplier of Stored Materials will be released upon full payment;

(5)	the Stored Materials are insured for an amount equal to their replacement costs in accordance with this Agreement (and such insurance shall name Owner as loss payee);

(6)	the Construction Consultant has approved the aggregate cost of Stored Materials stored in accordance with this Section 3.3(f) and, if required by Owner, the Construction Consultant shall certify that it has inspected such Stored Materials and they are in good condition and suitable for use in connection with the Project;

(7)	Owner has approved, in a prior writing and subject to such terms and conditions as Owner may specify in its reasonable discretion, the use of any Advance made for any deposit or for materials in fabrication; and

(8)	the aggregate cost of Stored Materials at any one time shall not exceed Fifty Million Dollars ($50,000,000).

3.4            Development Period Rent.

(a)            In addition to all amounts that are due and payable to Owner pursuant to the Lease, Developer shall pay to Owner the Development Period Rent, as such amount may increase over time as the amount of Project Funding increases. Development Period Rent shall constitute an increase in Rent and be paid in accordance with and subject to the terms of the Lease in the same manner and at the same time that Rent is payable and paid pursuant to the Lease.

(b)            Developer hereby acknowledges that late payment by Developer to Owner of Development Period Rent will cause Owner to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Development Period Rent shall not be paid within five (5) days after its due date, Developer will pay Owner on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by applicable Legal Requirements. The Parties agree that this late charge represents a fair and reasonable estimate of the costs that Owner will incur by reason of late payment by Developer. The Parties further agree that such late charge is Development Period Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Owner and Developer. The payment of such late charge shall not constitute waiver of, nor excuse or cure, any Developer Default under this Agreement, nor prevent Owner from exercising any other rights and remedies available to Owner.

4.            Ownership of New Improvements; Development Period Rent.

4.1            Ownership of New Improvements. All New Improvements which are constructed utilizing Owner’s Project Funding, as well as all Stored Materials that are purchased utilizing Owner’s Project Funding (“Owner Stored Materials”), shall at all times be owned by Owner as they are constructed (and, as to Stored Materials, at the earliest point in time that ownership of such Stored Materials may transfer to the purchaser thereof) and shall automatically and immediately be deemed part of the “Leased Property” owned by Owner and leased to Developer under the Lease for all purposes thereunder. Developer shall take all actions reasonably required by Owner to confirm that fee title to all such New Improvements (including any newly acquired land for the Project) and Owner Stored Materials, free and clear of all Liens, is vested in Owner, without any additional cost or expense to Owner (or for an amount of consideration approved by Owner to the extent necessary to render such vesting enforceable). The Parties will work together in good faith to identify specific portions of New Improvements and Owner Stored Materials that shall be owned by Developer (in its capacity as tenant under the Lease) as “Tenant Capital Improvements” under the Lease proportionately based on the relative amounts that each Party has paid or advanced for the Completion of such New Improvements, it being agreed that, following the Completion and Opening of the entirety of the Project, the Parties currently intend (but shall not be obligated) to distinguish between New Improvements owned by Owner and New Improvements owned by Developer first by allocating a portion of the New Improvements that constitute the hotel component of the Project to Developer downward from the top of such hotel component.

4.2            Development Period Rent. Upon the Rent Conversion Trigger Date (as defined in the Lease), (i) Developer’s obligation to pay Development Period Rent shall automatically cease, (ii) Developer shall pay to Owner all Development Period Rent which has accrued but remains unpaid as of the Rent Conversion Trigger Date (as defined in the Lease), (iii) Developer shall pay to Owner all other amounts which may be due and owing, but unpaid, to Owner in connection with the Project and Developer’s obligations hereunder as of such date, and (iv) Developer shall thereafter be required to pay the Development Funding Increase (as defined in the Lease) pursuant to and in accordance with the terms of the Lease, which shall constitute an increase in Rent and shall be paid in the same manner and at the same time that Rent is payable pursuant to the Lease.

5.            Final Funding.

5.1            Total Hard Cost Certification. Within thirty (30) days following the later of the Opening Date and the date of Completion of the Project, Developer shall deliver to Owner a written certification (the “Total Hard Cost Certification”), in reasonable detail and accompanied by supporting documentation and all Completion Evidence (to the extent not previously provided by Developer), of Developer’s good faith estimate of the total amount of hard costs actually incurred by Developer in connection with the development, construction, Completion, and Opening of all New Improvements (the “Total Hard Cost Amount”).

5.2            Determination Period. During the thirty (30) day period following Owner’s receipt of Developer’s Total Hard Cost Certification (the “Determination Period”), Owner and Developer shall cooperate in good faith to determine the Total Hard Cost Amount that is agreed upon by each such Party. During the Determination Period, Developer shall provide to Owner all information in the possession or reasonable control of Developer and/or each Affiliate of Developer and/or each Architect, Engineer or General Contractor as Owner may reasonably request in connection Owner’s calculation of the Total Hard Cost Amount, including, without limitation, any and all invoices, billing statements, requisitions, lien releases and waivers, and other instruments and information as reasonably requested by Owner (other than any such information subject to attorney-client privilege or binding confidentiality restrictions). In addition, Developer shall grant to Owner reasonable access to Developer’s personnel, accountants and other representatives as Owner may reasonably request in connection Owner’s calculation of the Total Hard Cost Amount.

5.3            Total Hard Cost Objection Notice. Upon or prior to the expiration of the Determination Period, Owner may deliver written notice (a “Total Hard Cost Objection Notice”) to Developer objecting to the Total Hard Cost Amount identified in Developer’s Total Hard Cost Certification and setting forth Owner’s calculation of the Total Hard Cost Amount. Any such Total Hard Cost Objection Notice shall specify in reasonable detail those calculations, items or amounts in Developer’s Total Hard Cost Certification as to which Owner disagrees, and Owner shall be deemed to have agreed with all other calculations, items and amounts contained in Developer’s Total Hard Cost Certification.

5.4            Determination of Final Total Hard Cost Amount. If a Total Hard Cost Objection Notice shall be duly delivered pursuant to Section 5.3, Owner and Developer shall, during the five (5) Business Days after such delivery (the “Second Determination Period”), use their respective commercially reasonable efforts, in good faith, to reach agreement on the disputed calculations, items or amounts included in the Total Hard Cost Objection Notice in order to determine a Total Hard Cost Amount that is approved by each Party. If, prior to the expiration of the Second Determination Period, Owner and Developer are unable to reach agreement as to all of the disputed calculations, items or amounts set forth in the Total Hard Cost Objection Notice and each approve a final Total Hard Cost Amount, then Owner and Developer shall promptly thereafter cause a third-party development firm reasonably acceptable to each Party (the “Development Firm”) to review this Agreement and the remaining disputed calculations, items or amounts for the purpose of calculating the Total Hard Cost Amount (it being understood that, in making such calculations, the Development Firm shall be functioning as an expert and not as an arbitrator). In making such calculations, the Development Firm shall consider only those calculations, items or amounts in the Total Hard Cost Certification as to which Owner has specifically disagreed (which have not been subsequently resolved in writing by Owner and Developer). Owner and Developer shall instruct the Development Firm to deliver to Owner and Developer, as promptly as practicable (but in any case no later than twenty (20) days from the expiration of the Second Determination Period), a report setting forth such calculations and the Development Firm’s final calculation of the Total Hard Cost Amount. Owner and Developer will provide the Development Firm with all documents and information in their possession or control that is reasonably requested by it as promptly as reasonably practicable (other than any such information subject to attorney-client privilege, or binding confidentiality restrictions). The Development Firm will be instructed to grant Owner and Developer the opportunity to state their points of view, and, upon request by Owner and Developer, the Development Firm will conduct a hearing on any disputed items or amounts as to which Owner and Developer have not reached written agreement. All submissions by Owner and Developer to the Development Firm will be in writing and will be delivered simultaneously to the other Party, and there will be no ex parte communication with the Development Firm, except as otherwise consented to in writing by the other party. The costs, fees and expenses of the Development Firm will be borne by Owner and Developer equally. As used herein, “Final Total Hard Cost Amount” shall be the Total Hard Cost Amount that is mutually agreed upon by Owner and Developer or that is finally determined by the Development Firm pursuant to this Section 5.4, as applicable. Owner and Developer each shall, and shall use commercially reasonable efforts to cause their respective representatives to, cooperate and assist in the conduct of the review and dispute resolution process provided for in this Section 5.4, including by Developer making available books, records, work papers and personnel of Developer to the extent necessary (other than any such information subject to attorney-client privilege, or binding confidentiality restrictions). The process set forth in this Section 5.4 will be the sole and exclusive remedy of Owner and Developer (and their respective Affiliates) for any disputes related to the determination of the Total Hard Cost Amount.

5.5            Final Funding. Within five (5) days following the determination of the Final Total Hard Cost Amount, Owner shall deliver an Advance (the “Final Funding”) to Developer (which, for the avoidance of doubt, Developer shall be obligated to accept) equal to the lesser of: (x) the unfunded portion of the Commitment Cap (if any) and (y) the Final Total Hard Cost Amount less the Project Funding Amount as of the date of such Advance. For illustrative purposes only: (i) if the Final Total Hard Cost Amount is $900,000,000, then (x) if the Project Funding Amount already equals $900,000,000, then the Final Funding shall be zero, and (y) if the Project Funding Amount is $870,000,000, then the Final Funding shall equal $30,000,000; and (ii) if the Final Total Hard Cost Amount is $970,000,000, then (x) if the Project Funding Amount already equals or exceeds the Commitment Cap (assuming the Commitment Cap remains $940,000,000), then the Final Funding shall be zero, and (y) if the Project Funding Amount is less than the Commitment Cap (assuming the Commitment Cap remains $940,000,000), then the Final Funding shall equal the unfunded portion of the Commitment Cap (e.g., if the Project Funding Amount is $930,000,000, then the Final Funding shall equal $10,000,000).

6.            Defaults.

6.1            Developer Defaults. Any one or more of the following shall constitute a “Developer Default”:

(a)            (i) Developer shall fail to pay any installment of Development Period Rent within four (4) Business Days of when due, and such failure is not cured by Developer within ten (10) Business Day after notice from Owner of Developer’s failure to pay such installment of Development Period Rent when due (and such notice of failure from Owner may be given any time after such installment is more than four (4) Business Days late);

(ii)            If Developer shall have failed on any two separate occasions in the same Fiscal Year to pay any installment of Development Period Rent within four (4) Business Days of when due and Owner shall have provided notice thereof to Developer in accordance with Section 6.1(a)(i) above, any subsequent failure by Developer in the same Fiscal Year to pay any installment of Development Period Rent within four (4) Business Days of when due; or

(iii)            Developer shall fail to pay any other amounts due hereunder within four (4) Business Days of when due and such failure is not cured by Developer within ten (10) Business Days after notice from Owner of Developer’s failure to make such payment of such amounts when due (and such notice of failure from Owner may be given any time after such payment is more than four (4) Business Days late);

(b)	a default shall occur under any Joinder and such default is not cured within any applicable notice and cure period set forth therein or, if no notice or cure periods are provided therein, within fifteen (15) days after notice from Owner;

(c)	any Developer Party shall:

(1)	admit in writing in a legal proceeding its inability to pay its debts generally as they become due;

(2)	file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(3)	make an assignment for the benefit of its creditors;

(4)	consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(5)	file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof pertaining to debtor relief or insolvency;

(d)	any Developer Party shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of such Developer Party, a receiver of such Developer Party or of the whole or substantially all of such Developer Party’s property, or approving a petition filed against such Developer Party seeking reorganization or arrangement of such Developer Party under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be discharged, vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

(e)	any Developer Party shall be liquidated or dissolved (except that any Guarantor may be liquidated or dissolved into another Guarantor or the Developer or so long as its assets are distributed following such liquidation or dissolution to another Guarantor or Developer);

(f)	if any certification, representation or warranty made by Developer or any Guarantor herein or in any Joinder or in any report, certificate, financial statement or other instrument, agreement or document furnished to Owner shall have been false or misleading in any material respect as of the date the representation or warranty was made (or deemed remade); provided, however, that if such representation or warranty which was false or misleading in any material respect is, by its nature, curable and is not reasonably likely (during the cure period specified in this clause (f)) to have a Material Adverse Effect, and such representation and warranty was not, to Developer’s or Guarantor’s actual knowledge (as applicable), false or misleading in any material respect when made, then the same shall not constitute a Developer Default unless Developer or such Guarantor (as applicable) has not cured the same within ten (10) Business Days after receipt by Developer of notice from Owner in writing of such breach;

(g)	any Permit material to the development, construction, and Opening of the Project is at any time terminated or revoked or suspended for more than thirty (30) days and such termination, revocation or suspension is not stayed pending appeal and could reasonably be expected to have a Material Adverse Effect;

(h)	if Developer shall fail to observe or perform any other term, covenant or condition of this Agreement (including, but not limited to, failure to deliver a Total Hard Cost Certification as required by the terms of Section 5.1 hereof) and such failure is not cured by Developer within thirty (30) days after notice thereof from Owner, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be a Developer Default if Developer proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Owner; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(i)	if Developer’s interest in this Agreement and/or any of the New Improvements owned by Developer shall be Transferred without Owner’s prior written consent, whether or not any such transaction is permitted with respect to the Lease, other than to a Permitted Leasehold Mortgagee in accordance with the terms of the Lease (1) to which Developer, as tenant under the Lease, has granted a Permitted Leasehold Mortgage on the Leasehold Estate (as defined in the Lease) in each case in accordance with the terms of the Lease, and (2) that has acknowledged and agreed in a writing upon which Owner shall be entitled to rely as an expressly identified third party beneficiary that, upon its (or its nominee’s) foreclosure upon the Leasehold Estate (or upon the consummation of any transfer in lieu of such a foreclosure), it (or such other foreclosing party or other beneficiary of any transfer in lieu of such a foreclosure) shall automatically be deemed to have accepted and assumed all of Developer’s interest and obligations under this Agreement (a “Permitted Assignment”);

(j)	following commencement of the Project, if construction of the Project ceases, is abandoned, or is discontinued for a period of thirty (30) or more consecutive days, other than due to Unavoidable Delays;

(k)	the occurrence of any Lease Event of Default;

(l)	the occurrence of any Definitive Document Event of Default; and

(m)	the failure of Developer to achieve the Milestones by the applicable Milestone Dates.

No Developer Default (other than a failure to make payment of money) shall be deemed to exist under this Section 6.1 during any time the performance or curing thereof (provided an applicable cure period is expressly provided herein) is prevented by an Unavoidable Delay, provided that, upon the cessation of the Unavoidable Delay (and any other applicable Unavoidable Delay), Developer proceeds promptly and with due diligence to perform such requirement or cure the default (provided an applicable cure period is expressly provided herein and was available at the time the Unavoidable Delay prevented such cure).

6.2            Certain Remedies. If a Developer Default shall have occurred and be continuing, Developer hereby agrees that Owner may elect any or all of the following remedies, in addition to any and all rights and remedies that may be available to Owner at law or in equity, any or all of which may be exercised at any time and from time to time whether or not Owner has exercised any of its other rights or remedies: (a) terminate this Agreement by giving Developer written notice thereof, in which case this Agreement shall terminate and all rights of Owner and Developer under this Agreement shall cease immediately upon the delivery of such written notice; (b) seek damages; (c) terminate the Lease and exercise any remedies available to Owner (as lessor) thereunder; (d) declare that all amounts then due and payable by Developer to Owner under this Agreement are immediately due and payable and must be paid, reimbursed and/or returned (as applicable) by Developer to Owner upon demand; and/or (e) exercise any other remedy provided for in this Agreement including the construction-related remedies set forth in Section 6.3. Any such actions taken by Owner shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Owner may determine in its sole discretion, to the fullest extent permitted by applicable Legal Requirements, without impairing or otherwise affecting the other rights and remedies of Owner permitted by applicable Legal Requirements, equity or contract or as set forth herein. Without limiting the generality of the foregoing, Developer agrees that if a Developer Default is continuing, (i) Owner is not subject to any “one action” or “election of remedies” law or rule (to the extent applicable), and (ii) all liens and other rights, remedies or privileges provided to Owner shall remain in full force and effect.

6.3            Construction-Related Remedies.

(a)            Right to Stop Disbursing Funds. In addition to any other rights and remedies which Owner may have pursuant to this Agreement or pursuant to law or in equity, and without limitation thereof, (i) while a Default or Developer Default exists, Owner may decline to make all or any portion of any Advances as Owner may elect and/or (ii) while a Developer Default exists, at the option of Owner, any and all obligations of Owner under this Agreement shall cease and terminate; provided, however, Owner may make all or any portion of any Advance while such Default or Developer Default may exist without thereby becoming obligated to make all or a portion of any other or further Advance or waiving Owner’s right to exercise any of Owner’s rights and remedies with respect thereto.

(b)            Right to Complete. In addition to any other rights and remedies which Owner may have under this Agreement or pursuant to law or in equity, and without limitation thereof, after the occurrence and during the continuance of any Developer Default, notwithstanding anything to the contrary set forth herein or in the Lease, Owner may, subject to applicable Gaming Regulations, enter upon the Property and into possession of the Property (and, subject to applicable Gaming Regulations, exclude Developer and any other Persons therefrom) and cause Opening of the New Improvements in accordance with the Plans and Specifications in all material respects, with such changes therein as Owner may from time to time reasonably deem appropriate, and take all actions required to reach the Opening Date all at the sole cost and risk of Developer. In such instance, Developer, as tenant, shall pay to Owner, on an ongoing basis and from time to time, as damages resulting from termination of the Lease by Developer as “Tenant” under the Lease, within five (5) days of receipt of written demand therefor, the aggregate costs, without duplication, to (i) achieve the Opening Date of the Project in accordance with the terms of this Agreement and in compliance with all applicable Legal Requirements and Construction Permits, free and clear of all Liens, whether or not such costs are included in the applicable budget for the Project, and (ii) pay all soft costs in connection with Completion and Opening of the Project as contemplated by the immediately foregoing clause (i), whether or not budgeted therefor (collectively, “Developer’s Cost Obligations”) which are actually incurred by Owner less the undisbursed amount of the Commitment Cap allocated to such costs. Notwithstanding the foregoing and for the avoidance of doubt, Developer’s Cost Obligations shall be reduced by the amount, if any, recovered by Owner or actually paid by a Successor Tenant (as defined in the Lease) that are specifically for costs that would otherwise be Developer’s Costs Obligations following an operation transfer in accordance with Section 36.3 of the Lease. Owner shall have the right, at any and all times, in its sole discretion, to discontinue any work commenced by Owner with respect to the construction of the New Improvements or to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time whether set forth herein or otherwise. After the occurrence and during the continuance of any Developer Default, Owner shall have the right and power (but shall not be obligated) to assume all or any portion of the obligations of Developer under any or all Project Agreements as Owner may elect and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for by or on behalf of Developer, whether or not previously incorporated into the Property. In connection with any portion of the construction of the New Improvements undertaken by Owner pursuant to the provisions of this Section 6.3(b), Owner may do any or all of the following as Owner, in its sole discretion:

(1)	engage builders, general contractors, general and trade contractors, suppliers, architects, engineers, inspectors and others, including, for the avoidance of doubt, under the Contracts, Licenses and Permits, for the purpose of furnishing labor, materials, equipment and fixtures in connection with the Completion and Opening of the Project;

(2)	amend, modify or terminate any then-existing contracts between Developer and any of the persons described in the preceding clause (1);

(3)	pay, settle or compromise all bills or claims which may become Liens against the Property, or which have been or may be incurred in any manner in connection with the construction of the New Improvements or for the discharge of liens, encumbrances or defects in the title of the Property; and

(4)	take such other action (including the employment of watchmen and the taking of other measures to protect the Property) or refrain from acting under this Agreement as Owner may in its sole and absolute discretion from time to time determine without any limitation whatsoever, subject to applicable Legal Requirements, including Gaming Regulations.

6.4            Owner Default. Any one or more of the following shall constitute an “Owner Default”:

(a)	A court of competent jurisdiction has determined that Owner has failed to disburse any Advance of Owner’s Commitment as and when required under this Agreement within thirty (30) days following written notice from Developer demanding payment of such Advance (for the avoidance of doubt, a Draw Request shall not be deemed a written demand under this Section 6.4(a)); provided, however, in the event Owner withholds any Advance due to (i) the occurrence of a Developer Default, or (ii) Owner’s good faith belief or determination that the terms and conditions precedent to an Advance have not been timely satisfied by Developer, including, without limitation, as set forth in Sections 3.2, Section 3.3 or Article 5, such failure to fund shall not constitute an Owner Default hereunder;

(b)	Owner shall:

(1)	admit in writing in a legal proceeding its inability to pay its debts generally as they become due;

(2)	file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(3)	make an assignment for the benefit of its creditors;

(4)	consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(5)	file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof pertaining to debtor relief or insolvency; or

(c)	Owner shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Owner, a receiver of Owner or of the whole or substantially all of Owner’s property, or approving a petition filed against Owner seeking reorganization or arrangement of Owner under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be discharged, vacated or set aside or stayed within sixty (60) days from the date of the entry thereof.

6.5            Owner Default Remedies. Without limiting any other rights and remedies available to Developer, if an Owner Default shall have occurred and be continuing, Owner hereby agrees that Developer may elect to terminate this Agreement by giving Developer written notice thereof, in which case (i) this Agreement shall terminate and all rights of Owner and Developer under this Agreement shall cease immediately upon the delivery of such written notice (other than inchoate indemnity or other obligations which, by their terms, survive termination of this Agreement), and (ii) Development Period Rent shall automatically and immediately convert to the Development Funding Increase (as defined in the Lease) upon the delivery of such written notice.

6.6            Remedies Not Exclusive. Except as may otherwise be expressly provided in this Agreement: (1) the rights and remedies of Owner and Developer under this Agreement shall not be mutually exclusive; (2) the exercise of one or more of the rights and remedies under this Agreement shall not preclude the exercise of any other right or remedy under this Agreement, at law or in equity; and (3) damages at law may not be an adequate remedy for a breach or threatened breach of this Agreement and in the event of a breach or threatened breach of any provision hereunder, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy.

6.7            Action Upon Termination. Upon the termination (whether by expiration of time or otherwise) of this Agreement, Developer shall, to the extent Owner terminates the Lease as permitted by the terms of Section 6.2 of this Agreement, promptly (1) surrender and deliver to Owner any space at the Property, clean and free of debris and Developer’s (and/or its agent’s and/or contractor’s) personal property, (2) deliver to Owner or to Owner’s designee any amounts funded by Owner to Developer as Project Funding hereunder which have not yet been expended by Developer, (3) deliver to Owner all Project Agreements, books and records, software, data, reports (including any of the foregoing stored on computers or diskettes), Plans and Specifications, Permits, receipts for deposits, unpaid bills, canceled checks, bank statements, paid bills and all other records, papers, documents and keys which relate to the Project which are in Developer’s possession or control, and (4) furnish all such information and take all such action as Owner shall reasonably require (including cooperating with a new developer for such time as may be required by Owner) to effectuate an orderly, efficient and systematic transfer of Developer’s duties and obligations under this Agreement (with respect to the Project) to Owner or a new Person designated by Owner. Developer shall deliver to Owner a final accounting (prepared in accordance with the terms of this Agreement) of the Project up to and including the effective date of the termination within fifteen (15) days after such effective date of termination.

6.8            Attorney-in-Fact. Developer irrevocably appoints Owner as its true and lawful attorney-in-fact to do, in its name or otherwise, solely during the continuance of a Developer Default, any and all acts and to execute any and all documents that are necessary or desirable for the purpose of exercising and perfecting any and all rights and remedies available to Owner under this Agreement, at law and/or in equity, including, without limitation, such rights and remedies available to Owner pursuant to this Section 6 (and the above powers granted to Owner are coupled with an interest and shall be irrevocable).

7.            Representations and Warranties. Each Party hereby makes the representations and warranties set forth on Exhibit D attached hereto.

8.            Miscellaneous.

8.1            General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Owner or Developer, and without regard to the policy limits of any such insurance, Developer shall protect, indemnify, save harmless and defend Owner and the Owner Indemnified Parties from and against all liabilities, obligations, losses, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses (collectively, “Losses”), imposed upon or incurred by or asserted against Owner by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Property or adjoining sidewalks under the control of Developer; (ii) any use, misuse, non-use, condition, maintenance or repair by Developer of the Property; (iii) any failure on the part of Developer to perform or comply with any of the terms of this Agreement; (iv) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Property; (v) the violation by Developer of any Legal Requirement; and/or (vi) any Developer Party’s breach of any of its representations and/or warranties set forth in Section 7 of this Agreement, in each case, except to the extent it is determined by a court of competent jurisdiction, beyond right of appeal, that (x) such Losses arose out of the gross negligence or willful misconduct of Owner or such Owner Indemnified Parties or (y) to the extent that Owner’s material breach is the direct and sole cause of such Losses. Any amounts which become payable by Developer under this Section 8.1 shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the Parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Developer, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Owner. For purposes of this Section 8.1, any acts or omissions of Developer, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Developer (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Developer.

8.2            Expenses. Developer covenants and agrees to pay or, if Developer fails to pay, to reimburse Owner within ten (10) days of receipt of written notice from Owner for all outside attorneys’ fees (including the evaluation of any consent request hereunder) and the reasonable cost of Owner’s Construction Consultant incurred by Owner in connection with the negotiation and administration of this Agreement.

8.3            Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of any New Improvements as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Owner and Persons claiming from, through or under Owner) is assumed by Developer, and no such event shall entitle Developer to any abatement of Development Period Rent.

8.4            Owner’s Right to Inspect. Upon reasonable advance notice to Developer, Developer shall, subject to Gaming Regulations, permit Owner and its authorized representatives to inspect the Property during usual business hours. Owner shall take care to minimize disturbance of the operations of the Property, except in the case of emergency.

8.5            No Waiver. No delay, omission or failure by Owner to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

8.6            Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Owner now or hereafter provided either in this Agreement or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Owner of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Owner of any or all of such other rights, powers and remedies.

8.7            Conveyance by Owner. If Owner or any successor owner of the Property shall convey the Property in accordance with the terms of this Agreement other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Owner arising after the date of the conveyance, Owner or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Owner under this Agreement arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

8.8            Notices. Any notice, request or other communication to be given by any Party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by email, or by an overnight express service to the following address:

To Developer:	c/o Bally’s Corporation 100 Westminster Street Providence, RI 02903 Attention: Craig Eaton Email: Craig@ballys.com

With a copy to: (that shall not constitute notice)	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Sony Ben-Moshe

To Owner:	GLP Capital, L.P. c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd., Suite 200 Wyomissing, Pennsylvania 19610 Attention: Brandon J. Moore, Esq. Email: bmoore@glpropinc.com

With copy to: (that shall not constitute notice)	Greenberg Traurig, LLP One International Place, Suite 2000 Boston, Massachusetts 02110 Attention: Benjamin Hittman, Esq. Email: ben.hittman@gtlaw.com or to such other address as either Party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Any notice, request or other communication to be given by any Party hereunder may be given by such Party’s counsel.

8.9            Attorneys’ Fees. If Owner or Developer brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Agreement, or by reason of any breach or default hereunder or thereunder, the Party prevailing in any such action or proceeding, and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Agreement that specifically require Developer to reimburse, pay or indemnify against Owner’s attorneys’ fees, Developer shall pay all of Owner’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Agreement (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with any consent requested in connection therewith and the collection of past due Development Period Rent and Owner’s Commitment.

8.10         Survival. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities and indemnities of Developer or Owner arising prior to the expiration or earlier termination of the term of this Agreement shall survive such expiration or termination.

8.11         Severability. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

8.12         Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS AGREEMENT (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

8.13         Waiver of Trial by Jury. EACH OF OWNER AND DEVELOPER ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE OF NEW YORK. EACH OF OWNER AND DEVELOPER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF OWNER AND DEVELOPER WITH RESPECT TO THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF OWNER AND DEVELOPER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.14         Entire Agreement. This Agreement, and the Exhibits and Schedules attached hereto, together with the Lease, constitute the entire and final agreement of the Parties with respect to the subject matter hereof and may not be amended or modified except by an agreement in writing signed by the Parties. Owner and Developer hereby agree that all prior or contemporaneous written or oral understandings, agreements or negotiations relative to the development of the Project, including, without limitation, the portions of the Term Sheet relative to the development of the Project, are merged into and revoked by this Agreement and the Lease.

8.15         Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Agreement are only for the convenience of the Parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the Parties hereto.

8.16         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

8.17         Interpretation. Both Owner and Developer have been represented by counsel and this Agreement and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Agreement shall be interpreted according to their fair meaning and shall not be strictly construed against any Party.

8.18         Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

8.19         Business Days. If any time period provided for in this Agreement ends on a day other than a Business Day, the time period shall be extended to the next Business Day.

8.20         Successors and Assigns. Subject to the provisions of this Agreement, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Other than pursuant to a Permitted Assignment, this Agreement may not be assigned by Developer without the prior written consent of Owner (which consent may be granted or withheld in Owner’s sole and absolute discretion), and any such assignment in violation of the foregoing shall be void ab initio. This Agreement may not be assigned by Owner without the prior written consent of Developer (which consent may be granted or withheld in Developer’s sole and absolute discretion), and any such assignment in violation of the foregoing shall be void ab initio.

8.21         Further Assurances; Subsidiaries. Owner and Developer, at any time and from time to time before or after the date of this Agreement, upon request by any other Party, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required for the effectuation of the transactions contemplated under this Agreement. In addition, Developer shall cause all direct and indirect subsidiaries thereof to comply with the terms and conditions of this Agreement.

8.22         Third Parties. Except as expressly set forth in this Agreement, this Agreement shall not (1) confer any rights or remedies on any Person other than the Parties and their respective successors and permitted assigns; (2) relieve or discharge the obligation or liability of any third Persons to any Party to this Agreement; or (3) otherwise create any third party beneficiary rights.

8.23         Relationship. With respect to Owner, Developer shall at all times be an independent contractor. No provision hereof shall be construed to constitute Developer or any of its officers or employees as an employee or employees of Owner, nor shall any provision of this Agreement be construed as creating a partnership or joint venture between Developer and Owner. Neither Owner nor Developer shall have the power to bind the other Party, except as expressly provided for herein, including, without limitation, Developer’s appointment of Owner as its true and lawful attorney-in-fact pursuant to Sections 2.7(b) and 6.6. This Agreement is not intended to provide or create any agency relationship between Owner and Developer, and Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever, and Developer agrees that it shall not hold itself out as having authority to act on behalf of Owner in any manner.

8.24         Consents and Approvals. Except as otherwise expressly provided herein, any approval or consent provided to be given by a Party hereunder may be given or withheld in the sole and absolute discretion of such Party and shall not be deemed to have been given unless given expressly in writing.

8.25         Termination. This Agreement shall automatically terminate on the Termination Date (other than inchoate indemnity or other obligations which, by their terms, survive termination of this Agreement).

8.26         Guarantors. Developer shall cause each entity that is required to become a Guarantor under and as defined in the Lease in accordance with Section 6.4 of the Lease, which Section is incorporated herein by this reference, mutatis mutandis, to become a Guarantor under this Agreement by executing and delivering a Joinder in the form attached hereto. Each Guarantor shall automatically be released from its guaranty of this Agreement (other than with respect to amounts then due and payable by such Guarantor) upon such Guarantor ceasing to constitute a Guarantor under and as defined in the Lease in accordance with the terms thereof and the terms of the applicable Guaranty (as defined in the Lease).

8.27         Effectiveness of this Agreement. This Amendment shall not be effective unless and until all approvals from the City of Chicago required for the parties hereto to enter into this Agreement and the Lease have been obtained, whereupon this Agreement and the Lease shall be effective retroactive as of the Effective Date. Developer hereby agrees to give prompt written notice to Owner upon the receipt of such approvals.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed by Owner and Developer as of the date first written above.

OWNER:

GLP CAPITAL, L.P.,
a Pennsylvania limited partnership

By Gaming and Leisure Properties, Inc., its general partner

By:	/s/ Brandon J. Moore
Name:	Brandon J. Moore
Title:	Chief Operating Officer, President and Secretary

[Signature Page Follows]

[Signature Page to Development Agreement]

DEVELOPER:

BALLY’S CHICAGO OPERATING COMPANY, LLC,
a Delaware limited liability company

By:	/s/ Ameet Patel
Name:	Ameet Patel
Title:	President

[Signature Page to Development Agreement]